UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

AIRCASTLE LIMITED
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Aircastle Limited

c/o Aircastle Advisor LLC

300 First Stamford Place, 5th Floor

Stamford, CT 06902

April 10, 2015

Dear Fellow Shareholders:

On behalf of your Board of Directors, we are pleased to invite you to attend the 2015 Annual General Meeting of Shareholders of Aircastle Limited. This meeting will be held on May 21, 2015, at 10:00 a.m. Eastern Daylight Time, at the Hyatt Regency, Greenwich, located at 1800 East Putnam Avenue, Old Greenwich, Connecticut, USA, 06870.

This year, we will again utilize the U.S. Securities and Exchange Commission, or SEC, rule allowing companies to furnish proxy materials to their shareholders electronically. We believe that this e-proxy process expedites shareholders’ receipt of proxy materials, while lowering the costs and reducing the environmental impact of our annual general meeting. In accordance with applicable SEC rules, on April 10, 2015, the Company began mailing to certain of our shareholders a Notice of Internet Availability of Proxy Materials, or Notice, containing instructions on how to access electronically our proxy statement and annual report and how to vote. Shareholders who did not receive this Notice will receive the annual general meeting materials by mail, including our proxy statement, proxy card and annual report.

Our proxy statement contains detailed information about the business to be conducted at the annual general meeting. To assure that your shares are represented at the annual general meeting, we urge you to exercise your vote by Internet, telephone or mail by following the instructions included on page 2 of the proxy statement and in the Notice or proxy card that you received. If you are able to attend the annual general meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted at the annual general meeting.

If you plan to attend the annual general meeting, please follow the instructions on page 2-3 of the proxy statement.

Sincerely,

Peter V. Ueberroth Chairman of the Board	Ron Wainshal Chief Executive Officer

Aircastle Limited

c/o Aircastle Advisor LLC

300 First Stamford Place, 5th Floor

Stamford, CT 06902

Notice of the 2015 Annual General Meeting of Shareholders

To Our Shareholders:

Aircastle Limited will hold its 2015 Annual General Meeting of Shareholders, or the Annual Meeting, at the Hyatt Regency, Greenwich, located at 1800 East Putnam Avenue, Old Greenwich, Connecticut, USA, 06870 on May 21, 2015 at 10:00 a.m. Eastern Daylight Time. The matters to be considered and acted upon at the Annual Meeting, which are described in detail in the accompanying materials, are:

1.	the election of four Class III directors to serve until the 2018 annual general meeting of Aircastle Limited or until their office shall otherwise be vacated pursuant to our Bye-laws;

2.

the appointment of Ernst & Young LLP as independent registered public accounting firm for Aircastle Limited for fiscal year 2015 and the authorization of the directors of Aircastle Limited, acting by the Audit Committee, to determine the independent registered public accounting firm’s fees;

3.	an advisory vote on executive compensation; and

4.	any other business properly presented at the Annual Meeting and any adjournment(s) or postponement(s) of the Annual Meeting.

Your Board of Directors recommends that you vote in favor of the proposals set forth in the accompanying proxy statement.

We will also present at the Annual Meeting the consolidated financial statements and independent registered public accounting firm’s report for the fiscal year ended December 31, 2014, copies of which can be found in our 2014 Annual Report that accompanies this Notice or which was previously circulated to shareholders.

Shareholders of record at the close of business on March 26, 2015 are entitled to notice of, and to vote at, the Annual Meeting. Our stock transfer books will remain open for the transfer of our common shares. A list of all shareholders entitled to vote at the Annual Meeting will be available for examination at our principal executive office located at c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, CT 06902, for the 10 days before the Annual Meeting between 9:00 a.m. and 5:00 p.m., local time, and at the place of the Annual Meeting during the Annual Meeting for any purpose germane to the Annual Meeting.

By Order of the Board of Directors,

Christopher Beers
General Counsel

Stamford, CT April 10, 2015

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 21, 2015.The proxy statement and annual report are available at www.aircastle.com/investors.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE BY USING THE INTERNET OR TELEPHONE, OR IF YOU RECEIVED A PAPER COPY OF THE PROXY MATERIALS, BY SIGNING, DATING AND RETURNING THE PROXY CARD INCLUDED THEREWITH.

Aircastle Limited

c/o Aircastle Advisor LLC

300 First Stamford Place, 5th Floor

Stamford, CT 06902

April 10, 2015

PROXY STATEMENT

For the 2015 Annual General Meeting of Shareholders To Be Held On

May 21, 2015

GENERAL INFORMATION ABOUT THE MEETING

Date, Time and Place of Annual General Meeting.    The Board of Directors, or the Board, of Aircastle Limited, an exempted Bermuda company, or the Company or Aircastle, is soliciting proxies to be voted at the 2015 Annual General Meeting of Shareholders, or the Annual Meeting, to be held at 10:00 a.m. Eastern Daylight Time, on May 21, 2015, at the Hyatt Regency, Greenwich, located at 1800 East Putnam Avenue, Old Greenwich, Connecticut, USA, 06870 for the purposes set forth in the accompanying Notice of 2015 Annual Meeting of Shareholders, and at any adjournment or postponement of the Annual Meeting. We are sending this proxy statement in connection with the proxy solicitation.

On or about April 10, 2015, the Company began mailing to certain of our shareholders a Notice of Internet Availability of Proxy Materials. This Notice contains instructions on how to access the proxy statement and our annual report for the year ended December 31, 2014, or the 2014 Annual Report, and how to vote. By furnishing this Notice, we are lowering the costs and reducing the environmental impact of our Annual Meeting. Shareholders who did not receive this Notice will continue to receive paper copies of our proxy statement, proxy card and 2014 Annual Report, which we began mailing on or about April  10, 2015.

Matters to be Considered at the Annual Meeting.    At the Annual Meeting, shareholders will vote upon the following matters:

1.	the election of four Class III directors to serve until the 2018 annual general meeting of Aircastle or until their office shall otherwise be vacated pursuant to our Bye-laws;

2.

the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2015 and the authorization of the directors of Aircastle, acting by the Audit Committee, to determine the independent registered public accounting firm’s fees;

3.	an advisory vote on executive compensation; and

4.	any other business properly presented at the Annual Meeting and any adjournment(s) or postponement(s) of the Annual Meeting.

Quorum and Voting Requirements.    Our Board has fixed the close of business on March 26, 2015 as the record date, or the Record Date, for determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting. The presence of two or more persons at the start of the Annual Meeting and representing in person, or by proxy entitling the holder to vote at the Annual Meeting, in excess of 50% of all votes attaching to all shares of the Company in issue, shall form a quorum for the transaction of business. If a quorum is not present, the Annual Meeting may be adjourned by the chairman of the meeting until a quorum has been obtained.

If a quorum is present, the following voting requirements apply, for approval:

•	Election of nominees to our Board: the affirmative vote of a plurality of the votes cast at the Annual Meeting is sufficient to elect the director.

•

Appointment of Ernst & Young LLP, the advisory vote on executive compensation and the approval of any other business properly presented at the Annual Meeting, the affirmative vote of a majority of the votes cast at the Annual Meeting is required for approval of the matter.

A shareholder voting for the election of directors may withhold authority to vote for all or certain nominees. A shareholder may also abstain from voting on the other matters presented for shareholder vote. Votes withheld from the election of any nominee for director and abstentions from the appointment of Ernst & Young LLP and the advisory vote on executive compensation will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on a matter.

If a shareholder holds shares through a broker, bank or other nominee, generally that holder may vote its shares in accordance with instructions received. If a shareholder does not give instructions to the holder, the holder can vote its shares with respect to “discretionary” or routine proposals under the rules of the New York Stock Exchange, or NYSE. Such a holder cannot vote shares with respect to “non-discretionary” proposals for which a shareholder has not given instruction. The appointment of Ernst &Young LLP is considered a “discretionary” proposal and therefore may be voted upon by such a holder even in the absence of instructions from the shareholder. The election of directors, the advisory vote on executive compensation and any other business properly presented at the Annual Meeting are considered “non-discretionary” items and such a holder may not vote on these items in the absence of instructions from the shareholder.

As of the Record Date, there were 81,181,133 common shares of the Company, par value US$0.01 per share, referred to herein as common shares, outstanding and entitled to vote. Each common share entitles the holder to one vote on each matter presented at the Annual Meeting.

Voting of Proxy.    You may submit your proxy with voting instructions by any one of the following means:

•	By Internet or Telephone

To submit your proxy on the Internet, go to www.proxyvote.com. You will need the 12-digit number included on your proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials.

To submit your proxy by telephone, registered shareholders should dial 1-800-690-6903 and follow the instructions. Beneficial holders should dial the phone number listed on your voter instruction form. You will need the 12-digit number included on your proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Daylight Time on May 20, 2015. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive. If you submit your proxy by telephone or on the Internet, you do not have to return your proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials.

•	By Mail

If you are a holder of record and received your Annual Meeting materials by mail, you can vote by signing, dating and completing the proxy card included therewith and returning it by mail in the enclosed self-addressed envelope. If you received a Notice of Internet Availability of Proxy Materials and wish to vote by traditional proxy card, you may receive a full set of the annual meeting materials at no charge through one of the following methods:

•	By internet at www.proxyvote.com;

•	By telephone at 1-800-690-6903

•	By email at sendmaterial@proxyvote.com.

Once you receive the Annual Meeting materials, please sign, date and complete the proxy card included therewith and return it in the enclosed self-addressed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a bank, broker or other nominee, the proxy card will give you separate instructions for voting your shares.

•	In Person, at the Annual Meeting

All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

Proxies, if received in time for voting, properly executed and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. If no instructions are indicated, the common shares represented by the proxy will be voted as recommended by the Board, as described below, or in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting, including any adjournments and postponements thereof.

Revocability of Proxy.    Any shareholder returning a proxy may revoke it at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holder(s) will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy. Any proxy not revoked will be voted as specified by the shareholder. If no choice is indicated, a proxy will be voted in accordance with the Board’s recommendations described below.

Persons Making the Solicitation.    This proxy statement is sent on behalf of, and the proxies are being solicited by, the Board. We will bear all costs of this solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telecopy, e-mail and personal interviews. We will request brokers, custodians and other fiduciaries to forward proxy-soliciting materials to the beneficial owners of common shares they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials. We have also engaged Georgeson, Inc. to assist the Company in the solicitation of proxies for an anticipated fee of $4,000, and we have agreed to reimburse Georgeson, Inc. for reasonable out-of-pocket expenses incurred in connection with the proxy solicitation and to indemnify Georgeson, Inc. against certain losses, costs and expenses.

Recommendations of the Board.    The Board recommends a vote:

•	FOR the election of the director nominees named herein;

•

FOR the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2015 and the authorization of the directors of Aircastle, acting by the Audit Committee, to determine the independent registered public accounting firm’s fees; and

•	FOR the proposal regarding an advisory vote on executive compensation.

Attendance at the Meeting.    Shareholders will be admitted to the Annual Meeting upon verification of ownership at the admissions desk. Please note that a beneficial owner holding his or her shares in “street name” who plans to attend the Annual Meeting must also send a written request with proof of ownership (such as a bank or brokerage firm account statement) to the Company’s transfer agent, American Stock Transfer & Trust Company 59 Maiden Lane, New York, NY 10038. Admittance to the Annual Meeting will be based upon availability of seating. For directions to the Annual Meeting, please call (203) 504-1020.

CORPORATE GOVERNANCE

The role of our Board is to ensure that Aircastle is managed for the long-term benefit of our shareholders. To fulfill this role, the Board has adopted corporate governance principles designed to assure compliance with all applicable corporate governance standards, including those provided by the SEC and the NYSE. In addition, the Board is informed regarding Aircastle’s activities and periodically reviews, and advises management with respect to, Aircastle’s annual operating plans and strategic initiatives.

The following directors currently serve on our Board:

Name	Age	Position
Ronald W. Allen	72	Class I Director
Giovanni Bisignani	68	Class III Director
Michael J. Cave	54	Class II Director
Douglas A. Hacker	59	Class I Director
Masumi Kakinoki	57	Class I Director
Ryusuke Konto	59	Class III Director
Ronald L. Merriman	70	Class II Director
Agnes Mura	65	Class II Director
Charles W. Pollard	57	Class II Director
Gentaro Toya	56	Class III Director
Peter V. Ueberroth	77	Class III Director
Ron Wainshal	51	Class I Director

Ronald W. Allen was appointed to our Board on August 2, 2006. Mr. Allen served as President and Chief Executive Officer of Aaron’s, Inc. from February 2012 until his retirement effective August 31, 2014. Mr. Allen also resigned from the Board of Directors of Aaron’s, Inc. effective August 31, 2014. In November 2012, Mr. Allen was appointed Chairman of the Board of Aaron’s, Inc., where he had served as a Director since 1997. Mr. Allen served as interim President and Chief Executive Officer of Aaron’s, Inc. from November 2011 to February 2012. Mr. Allen retired as the Chairman of the Board, President and Chief Executive Officer of Delta Air Lines, Inc., one of the world’s largest global airlines, in July 1997. From July 1997 through July 2005, Mr. Allen was a consultant to and Advisory Director of Delta. He was elected a director of Forward Air Corporation in November 2014. He previously served as a Director of Interstate Hotels & Resorts, Inc. from 2006 to 2010, Forward Air Corporation from 2011 to 2013 and Guided Therapeutics Inc. from 2008 to January 31, 2014.He is also a Director of The Coca-Cola Company. The Board has determined that Mr. Allen is “financially literate” as defined by NYSE rules. Mr. Allen brings strong leadership and extensive experience in human resources, operations, strategic planning and financial matters relevant to the airline industry to the Board, and he provides valuable insight in these areas to the Board and to the Company’s management. Mr. Allen also maintains high-level contacts with airlines which are customers of the Company or which may in the future be customers of the Company.

Giovanni Bisignani was appointed to our Board on May 24, 2012. Mr. Bisignani was the Director General and CEO of the International Air Transport Association, or IATA, from 2002 to 2011. In 2001, he launched the European travel portal Opodo and served as its Chief Executive Officer. From 1998 to 2001 he served as CEO & Managing Director of SM Logistics, a group of logistics and freight forwarding companies partially owned by General Electric. From 1994 to 1998, Mr. Bisignani served as President of Tirrenia di Navigazione, the largest Italian ferry company. He spent five years as CEO and Managing Director of Alitalia from 1989 to 1994. During this time he also served on the IATA Board of Governors. He has been a Member of the Pratt & Whitney Advisory Board and Chairman of Galileo International. Mr. Bisignani began his career with Citibank and then held several high-level positions at the energy company ENI and with the Italian industrial conglomerate IRI Group. Mr. Bisignani studied both in Italy (Rome) and the United States (Harvard Business School). Mr. Bisignani is a member of the Board and Strategic, Remunerations and Nominating committees of SAFRAN Group, a holding company which encompasses aircraft engine manufacturing, aerospace, defense and security activities, partially owned by the French Government. Designated by Etihad in January 2015, he became a Board member of Alitalia – Società Aerea Italiana and the Chairman of the Nomination & Remuneration Committee; he is also a member of the Related Party Committee and the Audit Committee. Mr. Bisignani is a member of the World Economic Forum Global Agenda Council on Aviation, Travel & Tourism (Switzerland) and is a Visiting Professor, at Cranfield University – School of Engineering (UK). Mr. Bisignani brings to the Board strong leadership skills, extensive experience in operations, strategic planning and financial matters relevant to the airline and travel industry and extensive, high-level contacts with airlines which are customers of the Company or which may in the future be customers of the Company.

Michael J. Cave was appointed to our Board on May 22, 2014. Previously, he served as a Senior Vice President of The Boeing Company, the world’s leading aerospace company and the largest manufacturer of commercial jetliners and military aircraft from 2007 through his retirement in 2014. Mr. Cave served as President and Principal Executive Officer and as a director of the Boeing Capital Corporation from 2010 to 2014. Mr. Cave served as a director of Private Export Funding Corporation from 2010 until 2014. Mr. Cave served as senior vice president of business development and strategy for The Boeing Company, as senior vice president/chief financial officer of Boeing Commercial Airplanes and as vice president, finance for Boeing Information, Space & Defense Systems from 1998 through 2006. Prior to 1998, Mr. Cave held a variety of other assignments across Boeing’s defense and commercial businesses. He was named one of the 100 Most Important Hispanics in Technology and Business for 2006 by Hispanic Engineer and Information Technology magazine. He holds a bachelor’s degree in engineering from Purdue University. Mr. Cave is a director of Harley-Davidson, Inc. and Ball Corporation. The Board has determined that Mr. Cave is “financially literate” as defined by NYSE rules and is a “financial expert” as defined by SEC regulations. Mr. Cave’s skills, expertise and experience in engineering and financial services make him an extremely valuable member of the Board, particularly in light of his insights into the various products under development and entering production at both Boeing and its competitors and in light of the many high-level customer relationships that he developed in his time at Boeing Commercial Airplanes and at Boeing Capital Corp., its financing arm.

Douglas A. Hacker was appointed to our Board on August 2, 2006. Mr. Hacker is currently an independent business executive and formerly served from December 2002 to May 2006 as Executive Vice President, Strategy for UAL Corporation, an airline holding company. Prior to this position, Mr. Hacker served with UAL Corporation as President, UAL Loyalty Services from September 2001 to December 2002 and as Executive Vice President and Chief Financial Officer from July 1999 to September 2001. Mr. Hacker serves as a director of Travelport Worldwide Limited and served as a director of SeaCube Container Leasing Ltd form 2010 until 2014. Mr. Hacker also serves as a director or trustee of a series of open-end investment companies that are part of the Columbia family of mutual funds and as a director of Spartan Nash. The Board has determined that Mr. Hacker is “financially literate” as defined by NYSE rules and is a “financial expert” as defined by SEC regulations. Mr. Hacker’s extensive experience in financial and operating management, including his prior service as an Executive Vice President, Strategy, of a major U.S. airline and his service as Chief Financial Officer of a major U.S. airline, in addition to his depth of knowledge in executive compensation, provide to the Board excellent perspectives on airline financial and operational matters and on aircraft investing, leasing and finance matters, on strategic matters relevant to the Company and on executive compensation.

Masumi Kakinoki was appointed to our Board on May 22, 2014. Mr. Kakinoki is the President and CEO of Marubeni America Corporation (“Marubeni America”). Mr. Kakinoki began his career at

Marubeni Corporation (“Marubeni”) in April 1980. He served in several senior positions within Marubeni. In April 2010, he was appointed as the Chief Operating Officer of Power Projects and Infrastructure Division of Marubeni. He served in this position for three years. In June 2013, Mr. Kakinoki was appointed as Marubeni’s Representative Director (Member of the Board of Marubeni) / Managing Executive Officer in charge of Corporate Planning & Strategy Department and other corporate departments of Marubeni. Mr. Kakinoki graduated from the Faculty of Law at University of Tokyo. Mr. Kakinoki was designated to the Board by Marubeni pursuant to the Shareholder Agreement between the Company and Marubeni, dated June 6, 2013, as described in “Certain Relationships and Related Party Transactions – Shareholder Agreement for Sale of Common Shares to Marubeni Corporation.”

Ryusuke Konto was appointed to our Board on August 2, 2013. In April 2013, Mr. Konto was appointed as Chairman of Marubeni Aerospace Corporation which specializes in import and supply of foreign products and parts for the aerospace and defense sectors in Japan. Mr. Konto served as an Executive Officer of Marubeni Corporation from 2009 to 2011; in Dubai as Regional CEO for the Middle East and North Africa in 2009 and in Los Angeles as Senior Executive Vice President and COO of Marubeni America Corporation from 2010 to 2011. From 2007 to 2008, he served as Senior Operating Officer, Transportation Machinery Division and from 2003 to 2006, as Director, Aerospace & Defense Systems Unit of Marubeni Corporation. Mr. Konto brings to the Board extensive experience in international business. He has over 25 years’ experience in the aviation industry and maintains high-level contacts with major manufacturers in the aviation industry as well as Asian airlines which may in the future be customers of the Company. Mr. Konto was designated to the Board by Marubeni pursuant to the Shareholder Agreement between the Company and Marubeni, dated June 6, 2013, as described in “Certain Relationships and Related Party Transactions – Shareholder Agreement for Sale of Common Shares to Marubeni Corporation.”

Ronald L. Merriman was appointed to our Board on August 2, 2006. Mr. Merriman serves as the Chair of the Audit Committee. He is the retired Vice Chair of KPMG, a global accounting and consulting firm, where he served from 1967 to 1997 in various positions, including as a member of the Executive Management Committee and as chair of the firm’s Global Transportation Practice. He also served as Executive Vice President of Ambassador International, Inc., a publicly traded travel services business, from 1997 to 1999; Executive Vice President of Carlson Wagonlit Travel, a global travel management firm, from 1999 to 2000; and Managing Director of O’Melveny & Myers LLP, a global law firm, from 2000 to 2003. He is also a director of Pentair, Ltd., (formerly Pentair, Inc.), Realty Income Corporation, and Haemonetics Corporation. The Board has determined that Mr. Merriman is “financially literate” as defined by NYSE rules and is a “financial expert” as defined by SEC regulations. Mr. Merriman brings an extensive accounting and financial background to the Board, with a particular emphasis on accounting and financial matters relevant to the airline and travel industries and transportation companies generally and provides valuable insight on the cross-border nature of our business.

Agnes Mura was appointed to our Board on February 18, 2013. Ms. Mura has been the President of Agnes Mura, Inc., (AMI) since 1997. AMI is a leadership development firm, specializing in global executive coaching and organizational behavior for senior teams in Global 1000 companies. Prior to AMI, Ms. Mura was Vice President and IPB California Representative of Bankers Trust Co. from 1993 to 1996. From 1985 to 1993, she was Assistant Vice President, and then Vice President for First Interstate Bank Ltd. Ms. Mura was the Foreign Relations Manager for the Los Angeles Olympic Organizing Committee from 1983 to 1985. She holds a BA from Edinburgh University and an MA from the University of Cologne, Germany. Ms. Mura brings to the Board strong leadership and leadership development skills and extensive experience in international business, and she provides valuable insight in these areas to the Board and to the Company’s management.

Charles W. Pollard was appointed to our Board on July 6, 2010. In 1997, Mr. Pollard joined Omni Air International, Inc., a passenger charter carrier where he served variously as Managing Director, President and CEO, and Vice Chairman until 2009. Previously he spent 10 years in senior management positions, including President and CEO, at World Airways, Inc., the oldest U.S. charter airline. Prior to joining World Airways, Inc., he practiced corporate law at Skadden, Arps, Slate, Meagher & Flom. He currently serves on the board of directors of Allegiant Travel Company. Mr. Pollard previously served as a director of Air Partner plc until 2014 and AeroMechanical Services Ltd. until 2011. Mr. Pollard brings to the Board extensive experience in operations, strategic planning and financial matters relevant to the airline industry, and he provides valuable insight in these areas to the Board and to the Company’s management.

Gentaro Toya was appointed to our Board on August 2, 2013. In August 2013, Mr. Toya was appointed as Executive Vice President of Marubeni America Corporation which is a general trading company, engaged as an intermediary, importer/exporter, facilitator or broker in various types of trade between and among business enterprises and countries. From 2010 to 2012, he served as Senior Operating Officer, Transportation Machinery Division and from 2007 to 2009, as Director, Aerospace & Defense Systems Unit of Marubeni Corporation. Mr. Toya has over 25 years’ experience in the aviation industry and brings to the Board extensive experience in operations, strategic planning and financial matters relevant to the aviation industry. He maintains high-level contacts with major manufacturers in the aviation industry as well as Asian airlines which may in the future be customers of the Company. Mr. Toya was designated to the Board by Marubeni pursuant to the Shareholder Agreement between the Company and Marubeni, dated June 6, 2013, as described in “Certain Relationships and Related Party Transactions – Shareholder Agreement for Sale of Common Shares to Marubeni Corporation.”

Peter V. Ueberroth was appointed to our Board on August 2, 2006 and became Chairman of the Board in August 2012. Mr. Ueberroth is an investor in and has served as Chairman of the Contrarian Group, Inc., a business management company, since 1989. He is the co-chairman of Pebble Beach Company and a director of the Coca-Cola Company and Bell Riddell Giro, formerly known as Easton Bell Sports. He also served as director of Adecco SA, an international, publicly traded employment services company; Ambassadors International, Inc., a publicly traded travel services business; and Hilton Hotels Corporation during the past five years. Mr. Ueberroth brings strong leadership skills and extensive experience in the airline and travel industries to the Board. From his leadership roles in other global businesses and from in his past role as Chairman of the United States Olympic Committee, Mr. Ueberroth provides to the Board valuable understanding and perspective of international trends and strategies, particularly with respect to China.

Ron Wainshal was appointed to our Board on May 25, 2010. Mr. Wainshal became our Chief Executive Officer in May 2005. Prior to joining Aircastle, Mr. Wainshal was in charge of the Asset Management group of General Electric Capital Aviation Services, or “GECAS,” from 2003 to 2005. After joining GECAS in 1998, he also led many of GECAS’s U.S. airline restructuring efforts and its bond market activities and played a major role in marketing and structured finance for GECAS in the Americas. Before joining GECAS, he was a principal and co-owner of a financial advisory company specializing in transportation infrastructure from 1994 to 1998 and prior to that held positions at Capstar Partners, The Transportation Group in New York and Ryder System in Miami. Mr. Wainshal is a director of EveryWare Global, Inc. He received a BS in Economics from the University of Pennsylvania’s Wharton School and an MBA from the University of Chicago’s Booth Graduate School of Business. Mr. Wainshal brings to the Board deep and varied experience in aircraft finance and leasing in particular and asset-based financing generally. He also has strong leadership skills, extensive managerial experience and a deep understanding of the Company and our industry.

Legal Proceedings Involving Directors, Officers or Affiliates.    There are no material legal proceedings in which any director, officer or affiliate of the Company, any owner of record or beneficial owner of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder, is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our affiliates.

Director Independence.    In March 2015, the Board evaluated the independence of each member of the Board in accordance with the applicable NYSE and SEC rules. The Board affirmatively determined, under these rules, that Ronald W. Allen, Giovanni Bisignani, Michael J. Cave, Douglas A. Hacker, Ronald L. Merriman, Agnes Mura, Charles W. Pollard and Peter V. Ueberroth are independent. We refer to these directors in this proxy statement as Independent Directors. In making this determination, our Board considered all relevant facts and circumstances, as required by applicable NYSE listing standards.

NYSE rules require that the Board consist of a majority of “independent directors” and that the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee of the Board consist entirely of “independent directors.” Under NYSE listing standards, whether a director is an “independent director” is a subjective determination to be made by the Board, and a director of Aircastle only qualifies as “independent” if the Board affirmatively determines that the director has no material relationship with Aircastle (either directly or as a partner, shareholder or officer of an organization that has a relationship with Aircastle). While the test for independence is a subjective one, NYSE rules also contain objective criteria that preclude directors from being considered independent in certain situations. Specifically, persons meeting the following objective criteria under the NYSE rules are deemed to be not independent:

•

a director who is or has been within the last three years an employee, or whose immediate family member is or has been within the last three years an executive officer, of Aircastle (including any consolidated subsidiary);

•

a director who has received, or whose immediate family member has received, during any twelve-month period within the last three years, more than US$120,000 in direct compensation from Aircastle (including any consolidated subsidiary), other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

a director who (i) is, or whose immediate family is, a current partner of a firm that is the internal or external auditor of Aircastle; (ii) is a current employee of such a firm; (iii) has an immediate family member who is a current employee of such a firm and who personally works on Aircastle’s audit; or (iv) was, or whose immediate family member was, within the last three years a partner or employee of such a firm and personally worked on Aircastle’s audit within that time;

•

a director who is or has been within the last three years employed, or whose immediate family member is or has been within the last three years employed as an executive officer of another company where any of Aircastle’s present executive officers at the same time serves or served on that Company’s compensation committee; and

•

a director who is a current employee, or whose immediate family member is an executive officer, of a company (or a consolidated subsidiary of such company) that has made payments to, or has received payments from, Aircastle for property or services in an amount which, in any single fiscal year within the last three years, exceeds the greater of US$1,000,000 or 2% of such other company’s consolidated gross revenues.

Ownership of a significant amount of common shares, by itself, does not constitute a material relationship.

In addition, in determining the independence of any director who will serve on the Compensation Committee, the Board considers all factors specifically relevant to determining whether that director has a relationship to Aircastle which is material to the director’s ability to be independent from management in connection with the duties of a Compensation Committee member including, but not limited to:

•	the source of compensation of such director, including an consulting, advisory or other compensatory fee paid by Aircastle to such director; and

•	whether such director is affiliated with Aircastle, a subsidiary of Aircastle or an affiliate of a subsidiary of Aircastle.

The Board has not established additional guidelines to assist it in determining whether a director has a material relationship with Aircastle under NYSE rules, but instead evaluates each director or nominee for director under the tests set forth by the NYSE and through a broad consideration and evaluation of all relevant facts and circumstances. The Board, when assessing the materiality of a director’s relationship with Aircastle, also considers the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

Policies and Practices.    We review our corporate governance policies and practices on an ongoing basis and compare them to those suggested by various authorities in corporate governance and to the practices of other public companies. We have also continued to review the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the existing and proposed rules of the SEC and the existing and proposed listing standards of the NYSE.

Corporate Governance Guidelines.    Our Board has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are posted on our website at http://www.aircastle.com under “Investors – Corporate Governance” and are available in print to any shareholder of the Company upon request.

Code of Business Conduct and Ethics.    To help ensure that Aircastle abides by applicable corporate governance standards, our Board has adopted a Code of Business Conduct and Ethics, which is posted on our website at http://www.aircastle.com under “Investors – Corporate Governance,” and a Code of Ethics for Chief Executive and Senior Financial Officers, which is available in print to any shareholder of the Company upon request. The Company intends to post on its website any material amendments to its ethics codes and the description of any waiver from a provision of the ethics codes granted by the Board to any director or executive officer of the Company within four business days after such amendment or waiver.

Communications with the Board.    Shareholders and other interested parties who wish to communicate directly with any of the Company’s directors, including our Chairman, who is also our lead Independent Director or Presiding Director, or the Independent Directors as a group, may do so by writing to the Board, Aircastle Limited, c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, CT 06902 Attention: General Counsel. All communications will be received, sorted and summarized by the General Counsel, as agent for the relevant directors. Communications relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the Chair of the Audit Committee. Other communications will be referred to such other director as may be appropriate. Communications may be submitted anonymously or confidentially.

Meetings of the Board.    Regular attendance at Board Meetings is required of each director. During 2014, Aircastle’s Board held ten meetings. Each incumbent director attended 75% or more of the aggregate of all meetings of the Board and committees on which the director served during 2014. Directors are invited and encouraged to attend the Company’s annual meeting of shareholders in person, by telephone or video conference, but the Company recognizes that such attendance may be impractical as a result of personal or business circumstances. 10 directors attended our annual general meeting in 2014.

Board Leadership Structure and Executive Sessions.    The Board understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. To this end, the Board has no policy mandating the combination or separation of the roles of Chairman and CEO and believes the matter should be discussed and considered from time to time as circumstances change. Currently, the Company maintains a separate Chairman and CEO. This leadership structure is appropriate for the Company at this time as it permits our CEO Ron Wainshal to focus primarily on management of the Company’s strategic direction and day-to-day operations, while allowing our Chairman Peter Ueberroth, to lead the Board in its fundamental role of providing advice to and independent oversight of management. Mr. Ueberroth is an Independent Director and our Chairman and, accordingly, he also serves as the lead Independent Director or Presiding Director.

The Board is comprised of eight non-management directors, three directors designated by Marubeni Corporation, or Marubeni, and one management director. In accordance with the Company’s Corporate Governance Guidelines and rules of the NYSE, the non-management directors are required to meet regularly in executive session and the independent directors must meet in executive session at least once each year. As such, the Board’s meetings regularly include executive sessions in which only Independent Directors are present. Any Independent Director can request that an executive session be scheduled.

Board Oversight of Risk Management.    Senior management is responsible for assessing and managing the Company’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies. The Company has developed a consistent, systemic and integrated approach to risk management to help determine how best to identify, manage and mitigate significant risks throughout the Company.

The Board is responsible for overseeing management in the execution of its responsibilities, including assessing the Company’s approach to risk management. The Board exercises these responsibilities periodically as part of its meetings and also through three of its committees, each of which examines various components of enterprise risk as part of its responsibilities. The Audit Committee has primary responsibility for addressing risks relating to financial matters, particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting. The Nominating and Corporate Governance Committee oversees risks associated with the independence of the Board and succession planning. The Compensation Committee has primary responsibility for risks and exposures associated with the Company’s compensation policies, plans and practices, regarding both executive compensation and the compensation structure generally, including whether it provides appropriate incentives that do not encourage excessive risk taking.

An overall review of risk is inherent in the Board’s evaluation of the Company’s long-term strategies and other matters presented to the Board. The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure; the CEO and other members of senior management are responsible for assessing and managing the Company’s risk exposure, and the Board and its committees provide oversight in connection with those efforts.

Committees of the Board.    The Board has four standing Committees: Audit, Compensation, Nominating and Corporate Governance and Investment. The table below indicates the members of each committee. All members of the Audit, Compensation and Nominating and Corporate Governance Committees are Independent Directors.

Name	Audit	Compensation	Nominating and Corporate Governance	Investment
Ronald W. Allen	X
Giovanni Bisignani			X
Michael J. Cave*	X			X
Douglas A. Hacker*	X	X		Chair
Masumi Kakinoki
Ryusuke Konto
Ronald L. Merriman*	Chair	X
Agnes Mura		X	X
Charles W. Pollard		Chair	X	X
Gentaro Toya
Peter V. Ueberroth			Chair
Ron Wainshal				X

*	Messrs. Cave, Hacker and Merriman serve as financial experts on our Audit Committee.

The Audit, Compensation and Nominating and Corporate Governance Committees act under written charters that have been approved by the Board and comply with NYSE corporate governance rules and any applicable SEC rules and regulations. A copy of each charter is posted on the Company’s website at http://www.aircastle.com under “Investors – Corporate Governance” and is available in print to any shareholder of the Company upon request.

The Audit Committee.    Our Audit Committee’s functions include:

•

reviewing (i) the audit plans and findings of the independent certified public accountants and our internal audit and risk review staff and (ii) the results of regulatory examinations and monitoring management’s corrective action plans with respect to such plans, findings and results where necessary;

•	reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent certified public accountants;

•	reviewing our accounting and internal control policies and procedures, compliance programs and significant tax and legal matters;

•	reviewing related party transactions;

•

making recommendations to our shareholders regarding the annual appointment by our shareholders of the independent certified public accountants (which constitutes the auditor for purposes of Bermuda law) and evaluating their independence and performance, as well as setting clear hiring policies for employees or former employees of our independent certified public accounting firm; and

•	reviewing the process by which we assess and manage exposure to financial and legal risk.

The Board has determined that each member of the Audit Committee is “financially literate” as defined by NYSE rules and that Messrs. Cave, Hacker and Merriman are qualified to serve as the Audit Committee’s “financial experts” as defined by SEC regulations. A brief description of the work experience of our Audit Committee members is included on pages 4 – 6 above. The Board also determined that although Mr. Merriman currently sits on the audit committees of more than three public companies, such simultaneous service would not impair his ability to serve effectively on the Company’s Audit Committee. During 2014, the Audit Committee held seven meetings. Audit Committee meetings include, where appropriate, executive sessions in which the Audit Committee meets (i) only with Committee members present, (ii) separately with the Company’s independent registered public accountants, (iii) separately with the Company’s internal auditor or (iv) with the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel.

The Compensation Committee.    Our Compensation Committee’s functions include:

•	reviewing the salaries, benefits and share-based grants for executive officers;

•

reviewing corporate goals and objectives relevant to Chief Executive Officer compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and determining the Chief Executive Officer’s compensation based on that evaluation;

•

acting as administrator of the Amended and Restated 2005 Aircastle Limited Equity Incentive Plan, or the 2005 Plan and the Aircastle Limited 2014 Omnibus Incentive Plan, or the 2014 Plan (the 2005 Plan and the 2014 Plan together referred to as the Incentive Plan); and

•	reviewing risks relating to the Company’s employment practices and the Company’s compensation and benefits practices.

The Compensation Committee held eight meetings during 2014. Compensation Committee meetings include, where appropriate, executive sessions, in which the Compensation Committee meets only with Committee members present, and/or sessions with the Company’s Chief Executive Officer.

The Nominating and Corporate Governance Committee.    Our Nominating and Corporate Governance Committee’s functions include:

•

reviewing the performance of the Board and incumbent directors and making recommendations to our Board regarding the selection of candidates, qualification and competency requirements for service on the Board and the suitability of proposed nominees;

•	advising the Board with respect to the corporate governance principles applicable to the Company;

•	reviewing risks associated with the Company’s management and director succession planning; and

•	overseeing the evaluation of the Board and the Company’s management.

The Nominating and Corporate Governance Committee held four meetings during 2014.

The Nominating and Corporate Governance Committee works with the Board to determine the appropriate and necessary characteristics, skills and experience of the Board, both as a whole and with respect to its individual members. The committee evaluates biographical and background information relating to potential candidates and interviews candidates selected by members of the committee and by the Board in making its decisions as to prospective candidates to the Board. While the committee does not specifically set forth any minimum skills that a candidate must have prior to consideration, the committee thoroughly examines a candidate’s understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment; understanding of the Company’s business; and educational and professional background. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Nominating and Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Corporate

Governance Committee if they become aware of suitable candidates. We have not paid any third party a fee to assist in the process of identifying or evaluating candidates; however, the Nominating and Corporate Governance Committee may elect in the future to engage firms that specialize in identifying director candidates. As described below, the Nominating and Corporate Governance Committee will also consider candidates recommended by shareholders. In 2014, the Nominating and Corporate Governance Committee recommended to add two new members to the Board, one of whom would be a designee of Marubeni in accordance with the Shareholder Agreement dated June 6, 2013 between the Company and Marubeni. Following extensive discussion and review, the Nominating and Corporate Governance Committee recommended Mr. Kakinoki (who was designated by Marubeni) and Mr. Cave to be elected to the Board.

All director candidates, including those recommended by shareholders, are evaluated on the same basis. Candidates for director must possess the level of education, experience, sophistication and expertise required to perform the duties of a member of a board of directors of a public company of the Company’s size and scope. At a minimum, the committee will consider whether the recommended candidate is subject to a disqualifying factor as described under Section 303A.02(b) of the NYSE listing standards and the number of other boards and committees on which the individual serves. The committee may also consider, among other qualifications, a candidate’s (i) ethics, integrity and values; (ii) stature, reputation and credibility; (iii) experience and capability to set policy and oversee management’s execution of the business plan; (iv) knowledge of relevant industries; (v) contacts within the global aircraft leasing, aircraft financing, airline, cargo, manufacturing or other similar businesses; (vi) current or recent senior executive experience and leadership; and (vii) ethnic, gender, professional, geographic and philosophical diversity within the overall composition of the Board. While the Nominating and Governance Committee has not adopted a formal diversity policy with regard to the selection of director nominees, diversity is one of the factors that the committee considers in identifying director candidates. As part of this process, the committee evaluates how a particular candidate would strengthen and increase the diversity of the Board and contribute to the Board’s overall balance of perspectives, backgrounds, knowledge, experience and expertise in areas relevant to the Company’s business. The committee assesses its achievement of diversity through review of Board composition as part of the Board’s annual self-assessment process.

While the Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee may, if it deems appropriate, establish procedures to be followed by shareholders in submitting recommendations for Board candidates, the Committee has not, at this time, put in place a formal policy with regard to such procedures. This is because procedures are set forth in our Bye-laws which permit shareholders to submit recommendations for Board candidates. The Board believes that it is appropriate for Aircastle not to have a specific policy since shareholders are always free to submit recommendations for Board candidates, simply by following the procedures set forth in our Bye-laws, as described below.

Shareholders wishing to recommend a director candidate to the Chairman of the Nominating and Corporate Governance Committee for its consideration should write to the Secretary, Aircastle Limited, c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, CT 06902. Recommendations must be received no less than 90 days nor more than 120 days before the anniversary of the prior year’s annual general meeting of shareholders to be considered for inclusion in the proxy statement for the 2016 Annual General Meeting of Shareholders. All recommendations meeting the minimum requirements set forth in the Corporate Governance Guidelines will be referred to the Chairperson of the Nominating and Corporate Governance Committee. Such letters of recommendation must include the address and number of shares owned by the nominating shareholder, the recommended individual’s name and address, and a description of the recommended individual’s background and qualifications. A signed statement from the recommended individual must accompany the letter of recommendation indicating that he or she consents to being considered as a candidate and that, if nominated by the Board and elected by the shareholders, he or she will serve as a director of the Company. In addition, the notice must also include any other information relating to the shareholder or to the recommended individual that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors under Section 14 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder.

In addition, our Bye-laws allow shareholders to propose or nominate a candidate for election as a director. Such proposal or nomination must be made in accordance with the procedures and time limits set out in the Bye-laws of the Company as described above.

A person must own common shares on the date that he or she sends the notice to Aircastle under the procedures above for the nomination to be valid under our Bye-laws. Provided that the required biographical and background material described above is provided for candidates properly recommended by shareholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by members of the Board. If the Chairman of the Board determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

The Investment Committee.    The Board established and designated an Investment Committee pursuant to resolutions adopted on August 2, 2006, and since that date the Board regularly re-authorizes the Investment Committee. The Board authorized the Investment Committee to approve, within certain limitations, aircraft acquisition, lease, sale, financing and interest rate hedging transactions, and other transactions, by the Company. The Investment Committee held 12 meetings during 2014.

DIRECTORS’ COMPENSATION

Cash Compensation.    During 2014, cash compensation to the Independent Directors for service on our Board was set at the following levels:

•	Directors are paid an annual cash fee of US$80,000.

•	The Chairman of the Board is paid an additional annual cash fee of US$50,000.

•	Each of the chairs of the Audit Committee and Investment Committee is paid an annual cash fee of US$35,000 and each other such committee member is paid an annual cash fee of US$20,000.

•	The Compensation Committee Chair is paid an annual cash fee of US$25,000 and Compensation Committee members are paid an annual cash fee of US$10,000.

•	The Nominating and Corporate Governance Committee chair is paid an annual cash fee of US$20,000 and Nominating and Corporate Governance Committee members are paid an annual cash fee of US$10,000.

Restricted Share Grants.    On the first business day of each calendar year, our Independent Directors receive grants of restricted common shares, with the number of shares for each such grant being equal to US$90,000 divided by the Fair Market Value, as defined in the Incentive Plan, of our common shares as of such date, and the Chairman of the Board receives an additional grant of 10,000 restricted common shares. Such restricted shares fully vest on January 1 of the following calendar year, pursuant to the terms and conditions of the Incentive Plan and the related award agreement.

Our affiliated and management directors, Messrs. Kakinoki, Konto, Toya and Wainshal, are not separately compensated by us for their Board or committee service. All members of the Board were reimbursed for reasonable costs and expenses incurred in attending meetings of the Board or otherwise incurred in connection with carrying out their duties as directors.

This table below describes our compensation of directors in 2014:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (US$)	Stock Awards (US$)(1)	All Other Compensation (US$)(2)	Total (US$)
Ronald W. Allen	100,000	89,995	3,852	193,847
Giovanni Bisignani	90,000	89,995	3,852	183,847
Michael J. Cave(3)	42,923	54,988	2,081	99,992
Douglas A. Hacker	145,000	89,995	3,852	238,847
Masumi Kakinoki(4)	—	—	—	—
Ryusuke Konto(4)	—	—	—	—
Ronald L. Merriman	125,000	89,995	3,852	218,847
Agnes Mura	99,231	89,995	3,852	193,078
Charles W. Pollard	135,000	89,995	3,852	228,847
Gentaro Toya(4)	—	—	—	—
Peter V. Ueberroth	150,000	281,595	12,052	443,647
Ron Wainshal(4)	—	—	—	—

(1)

The reported amounts reflect the aggregate fair value on the grant date of the restricted shares granted to our directors during 2014 determined in accordance with FASB ASC Topic 718. For a summary of the assumptions made in the valuation of these awards, please see Note 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. The grant date fair value of each restricted share was US$19.16 for our directors other than Mr. Cave and US$16.38 for Mr. Cave. The aggregate number of restricted shares outstanding on December 31, 2014 for each director was: Mr. Allen 4,697, Mr. Bisignani 4,697, Mr. Cave 3,357, Mr. Hacker 4,697, Mr. Merriman 4,697, Ms. Mura 4,697, Mr. Pollard 4,697 and Mr. Ueberroth 14,697.

(2)	The reported amounts consist of dividend payments made by the Company on unvested restricted common shares for each director in 2014.

(3)	Mr. Cave’s compensation reflects his service for only a portion of 2014 following his appointment to the Board on May 22, 2014.

(4)	Our affiliated and management directors, Messrs. Kakinoki, Konto, Toya and Wainshal, are not separately compensated by us for their Board or committee service.

Stock Ownership Guidelines for Directors.    The Board believes that significant common share ownership by members of the Board increases the alignment of interests between the Board and the shareholders. Accordingly, the Company has adopted stock ownership guidelines, or Ownership Guidelines, pursuant to which each member of the Board who is paid a base annual cash fee for service on the Board is expected to attain the following levels of share ownership while providing service to the Company, based on the aggregate value of share ownership as of the date of determination:

Position	Multiple of Annual Cash Board Service Fee
Relevant Director	3x

The Ownership Guidelines provide for a phase-in period, according to which a director should satisfy the Ownership Guidelines by the later of March 14, 2017 or the fifth anniversary of his or her initial appointment to the Board. As of March 31, 2015, each member of the Board complied with the Ownership Guidelines.

OWNERSHIP OF THE COMPANY’S COMMON SHARES

Security Ownership of Certain Beneficial Owners and Management.    The table below describes common share ownership information by our directors, named executive officers, all directors and executive officers as a group and shareholders known to us to hold five percent or more of our common shares, as of March 26, 2015:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent (3)
Named Executive Officers and Directors(4)
Ron Wainshal(5)	765,887	*
Michael Inglese	323,499	*
Michael Kriedberg	218,033	*
Christopher Beers	46,165	*
Joseph Schreiner	36,806	*
Ronald W. Allen	89,088	*
Giovanni Bisignani	17,785	*
Michael J. Cave	6,730	*
Douglas A. Hacker	95,976	*
Masumi Kakinoki(6)	0	*
Ryusuke Konto	0	*
Ronald L. Merriman(7)	35,806	*
Agnes Mura	11,410	*
Charles W. Pollard	31,668	*
Gentaro Toya	0	*
Peter V. Ueberroth(8)	325,453	*
All directors and executive officers as a group (17 persons)	2,017,884	2.5%
5% Shareholders
Marubeni Corporation(9)	16,759,233	20.6%
Ontario Teachers’ Pension Plan(10)	7,887,429	9.7%
The Vanguard Group(11)	4,445,626	5.5%

*	Less than 1%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Common shares subject to options or warrants currently exercisable or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

(2)	Consists of common shares held, including restricted shares, shares underlying share options exercisable within 60 days and shares underlying warrants exercisable within 60 days.

(3)	Percentage amount assumes the exercise by such persons of all options and warrants exercisable within 60 days to acquire common shares and no exercise of options or warrants by any other person.

(4)	The address of each officer or director listed in the table below is: c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, CT 06902.

(5)	Includes 2,400 common shares held indirectly as Custodian for Sarah Wainshal.

(6)

On May 22, 2014, Masumi Kakinoki, President and CEO of Marubeni America Corporation, joined the Board of Directors of Aircastle Limited. Common shares of Aircastle are directly held by Marubeni Aviation Holding Cooperatief, U.A. and indirectly held by Marubeni and Marubeni Aviation Corporation.

(7)	Includes 19,757 common shares held indirectly by the Merriman Family Trust

(8)	Includes 200,000 common shares held indirectly by the Ueberroth Family Trust.

(9)

Information for Marubeni is based solely upon a Form 4 filed by Marubeni with the SEC on February 23, 2015, which indicates that Marubeni beneficially held an aggregate of 16,759,233 common shares. The address of Marubeni is 4-2 Ohtemachi 1-Chome Chiyoda-Ku, Tokyo 100-8088, Japan.

(10)

Information regarding Ontario Teachers’ Pension Plan is based solely upon a Schedule 13G filed by Teachers’ with the SEC on February 13, 2015, which indicates that Teachers’ beneficially held an aggregate of 7,887,429 common shares. The address of Teachers’ is 5650 Yonge Street, 3rd Floor Toronto, Ontario, Canada M2M 4H5.

(11)

Information regarding The Vanguard Group is based solely upon a Schedule 13G filed by The Vanguard Group with the SEC on February 11, 2015, which indicates that The Vanguard Group beneficially held an aggregate of 4,445,626 common shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC reports of ownership on Form 3 and changes in ownership on Forms 4 and 5. Such officers, directors and greater-than-ten percent shareholders are also required by the SEC to furnish the Company with copies of all forms they file under this regulation. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, no officers, directors or greater-than-ten percent shareholders failed to submit such filings on a timely basis during the fiscal year ended December 31, 2014, except for one report on Form 4 for Peter V. Ueberroth and one report on Form 4 for Ronald W. Allen (involving one transaction each) due to an administrative error.

Trading Policy.    Our directors, officers and employees are required to comply with a policy that is designed to prevent insider trading violations. The policy includes mandatory trading black-out periods and prohibits certain transactions. Hedging or pledging of our shares by directors, officers or employees is prohibited unless an exception to the policy is specifically pre-approved by the General Counsel. No such exception has ever been requested or approved.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes and analyzes our executive compensation philosophy and programs, the decisions made by the Compensation Committee under those programs and the factors considered by the Compensation Committee in making those decisions. This Compensation Discussion and Analysis focuses on the compensation paid to our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers, together referred to as our named executive officers, or NEOs. For 2014, our named executive officers are:

Name	Title
Ron Wainshal	Chief Executive Officer
Michael Inglese	Chief Financial Officer
Michael Kriedberg	Chief Commercial Officer
Christopher Beers	General Counsel
Joseph Schreiner	Executive Vice President, Technical

Pay for Performance

The Compensation Committee believes strongly that executive compensation should be tied to Company performance, and our incentive compensation program rewards employees for delivering in two areas:

•

achieving corporate financial metrics focused on operational and financial performance; specifically (i) adjusted return on equity, (ii) cash flow per share, and (iii) growth through new investments; and

•	achieving individual performance goals set at the beginning of each year.

We believe performance relative to these financial metrics will ultimately improve returns to shareholders, through greater dividend-paying capacity and stronger fundamentals. We use these corporate financial metrics to determine the incentive compensation for nearly all of the employees in the Company, including our named executive officers, and the Company’s progress against these financial metrics is discussed in all-employee meetings and calls on at least a quarterly basis during the year. By establishing these financial performance goals, tying the Company’s incentive compensation program to the goals and communicating regularly with our employees, our Compensation Committee and our Board, we expect to better align the interests of our employees and our shareholders and improve shareholder returns.

Each employee’s incentive compensation is determined by a mix of corporate performance and performance relative to individual goals. For more highly compensated employees, achievement of corporate financial metrics carries a greater weighting relative to individual performance, as illustrated in the table below:

	Corporate Performance	Individual Performance
CEO	85%	15%
Certain NEOs	80%	20%
Senior Professionals	60%	40%
Staff	50%	50%

Corporate Financial Metrics.    Our corporate financial metrics cover three areas and we weigh them by relative importance. Corporate performance targets were based on the business plan for 2014 adopted by our Board in late 2013. In addition, we establish corporate performance ranges the Compensation Committee believes are achievable. Results below the low end of each range will not yield any contribution to the Company’s incentive compensation pool for that metric. Conversely, performance above the top end of a range will result in an enhanced benefit to the Company’s incentive compensation pool, to encourage exceptional performance. The Compensation Committee chose to continue using the following corporate financial metrics to determine the level of incentive compensation in 2014:

•	Adjusted Return on Equity: an important measure of our profitability and capital efficiency. This measure is based on our adjusted net income metric, which removes some book accounting effects.

•

Cash Flow per Share: a key measure of our ability to generate cash from our investments which, in turn, funds our operations, reinvesting activities and dividends. Strong cash flow is critical to enabling the liquidity and financial metrics necessary for us to raise capital efficiently.

•	New Investments: a direct measure of our ability to deploy capital accretively so that the Company’s earnings base and dividend paying capacity can grow.

The Compensation Committee established the following targets, performance range and relative weighting for the three financial metrics for 2014:

Metric	2014 Target	Performance Range	Weighted Score
Adjusted Return on Equity(1)	7.6%	50-150%	25%
Cash Flow per Share(2)	$5.87	85-115%	50%
New Investments(3)	$1.12 billion	60-125%	25%

(1)

Adjusted Return on Equity is Adjusted Net Income divided by the average shareholders’ equity, excluding the fair market value of derivatives. Adjusted Net Income, or ANI, is net income before certain expenses related to our financings and interest rate derivative accounting, share-based compensation expense and other items we have deemed unusual when viewed in the context of our ongoing business. Our presentation of ANI may not be comparable to similarly-titled measures used by other companies. A reconciliation between non-GAAP performance metrics and GAAP results is included as Appendix A to this proxy statement.

(2)

Cash Flow per Share for a period is Cash Flow from Operations before changes in working capital plus principal payments from our finance leases and distributions from our joint venture investment divided by the weighted average number of shares outstanding for that period. A reconciliation between non-GAAP performance metrics and GAAP results is included as Appendix A to this proxy statement.

(3)	New Investments measures the total amount invested in aviation assets.

Individual Performance Goals and Compensation

We set individual performance goals for every employee at the beginning of each year and measure each employee’s performance against those goals at the end of the year to determine incentive compensation levels. Incentive pay for each employee is determined by applying the weighted corporate and individual performance scores against such employee’s targeted bonus amount. Individual bonus targets are set with reference to an employee’s function, role and seniority within the organization, among other factors. For more highly compensated employees, payment of the incentive compensation is split between cash and equity awards. For additional retention purposes, the equity award component of the incentive compensation vests over three years, subject to continued service with us through such period. For a discussion or deductibility of our incentive compensation awards under Section 162(m) of the Internal Revenue Code of 1986 as amended, referred to herein as the Internal Revenue Code, see the section below entitled “Tax Implications of Our Compensation.”

What We Pay and Why

We have two primary elements of total direct compensation: base salary and incentive compensation. Incentive compensation is comprised of a combination of cash bonus and share grants and awarded on the basis of a mix of performance against corporate financial metrics and achievement of individual goals. For our named executive officers, corporate performance carries the primary weighting in the incentive compensation determination.

Base Salary.    Base salaries provide fixed compensation and allow us to attract and retain talented management by taking into account the current market environment and the responsibilities, experience, value to the Company and demonstrated performance of our named executive officers. The Compensation Committee sets the base salaries for our named executive officers and reviewed periodically. During 2014, Mr. Inglese’s annual base salary was increased from $450,000 to $500,000, and Mr. Schreiner’s annual base salary was increased from $275,000 to $287,500, reflecting the Compensation Committee’s view that adjustments to their base salaries were appropriate to reflect their range of specific responsibilities, current market conditions and their high level of individual performance. No other changes to the base salaries of our named executive officers were made during 2014.

Incentive Compensation.    As described above, incentive compensation awards are determined by the Company’s performance against corporate financial metrics and the Compensation Committee establishes individual performance goals for each year, with payment of the incentive compensation split between cash and restricted share grants under the Incentive Plan. For additional retention purposes, the restricted share grants for 2014 will vest in one-third increments on January 1, 2016, January 1, 2017 and January 1, 2018, subject to continued service with us through such period. The cash portion of 2014 awards was paid in March 2015.

Special Restricted Share Grants.    In addition, in limited instances, the Compensation Committee may also issue special restricted share grants to reward exceptional performance. For 2014, the Compensation Committee made special restricted share grants to Mr. Wainshal, Mr. Inglese and Mr. Kriedberg to reward excellent corporate and individual performance both generally and also with respect to factors not fully captured by the corporate metrics described above such as the considerable improvement in portfolio quality and the enhancement of our capital structure. These special restricted share grants will vest in one-third increments on January 1, 2016, January 1, 2017 and January 1, 2018. Additionally, Mr. Beers was also awarded special restricted share grant in addition to his pre-negotiated starting bonus to reflect his immediate contributions to implementing our management reorganization following the departure of our Chief Operating Officer. These special restricted shares grant will vest in one-third increments on January 1, 2016, January 1, 2017, and January 1, 2018.

Other Compensation.    We pay dividends on unvested restricted shares. We also offer certain named executive officers severance payments and accelerated vesting of restricted shares in certain circumstances, as described in greater detail below in the section entitled “Potential Payments upon Termination or Change in Control”. Severance and change in control benefits provide transitional assistance for separated employees and are essential to recruiting and retaining talented executives in a competitive market. In addition, our named executive officers are also eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all employees and do not discriminate in favor of our named executive officers.

Summary.    The primary goals of our compensation programs are to attract, motivate and retain the most talented and dedicated employees and to align compensation with enhancing shareholder value. Our compensation programs are intended to:

•

motivate our named executive officers by providing the large majority of their overall compensation through an incentive compensation program that ties awards to corporate financial metrics and individual performance goals that the Compensation Committee believes will build shareholder value, while trying to preserve all available tax deductions, and

•	align each named executive officer’s incentives with those of shareholders by delivering a substantial portion of their incentive compensation in the form of restricted share grants.

What We Don’t Pay

•	Change in control benefits based on a single trigger.

•	Deferred compensation plans.

•	Company cars or aircraft.

•	Federal income tax gross-ups.

•	Special or enhanced pension or retirement programs.

2014 Compensation

Performance versus Corporate Financial Metrics.    In 2014, the Company’s performance against its corporate financial metrics resulted in an incentive compensation pool equal to 121.2% of the total target, as shown in the table below.

Metric	2014 Target	2014 Performance	Performance Range	Performance	Weighted Score
Adjusted Return on Equity(1)	7.6%	10.1%	50-150%	133.6%	33.4%
Cash Flow per Share(1)	$5.87	$5.84	85-115%	99.5%	49.8%
New Investments	$1.12 billion	$1.55 billion	60-125%	138.6%	38.0%

Total					121.2%

(1)	A reconciliation between non-GAAP performance metrics and GAAP results is included as Appendix A to this proxy statement.

Performance for the Adjusted Return on Equity and New Investments metrics was well above the targets due in part to extensive and profitable sales activity throughout the year as well as significant acquisition activity during the fourth quarter of 2014. Cash Flow per Share performance was close to the target as strong operating performance was offset partially by foregone cash flow from sold aircraft.

Individual Incentive Compensation Actions for 2014

The Company’s overall performance in 2014 was strong, with new investments exceeding the target by 38.6%. These investments have improved the overall quality of the company’s portfolio and customer base. The senior management team also enhanced the Company by:

•	Improving the quality of the portfolio through a combination of asset acquisitions, aircraft dispositions and active portfolio management, which resulted in:

•	reducing our exposure to freighter and classic generation aircraft by over 6.3% of net book value;

•	improving the credit and jurisdictional risk profile of the Company’s portfolio;

•

leasing or selling all of our aircraft with leases scheduled to expire in 2014 and nearly all of those with leases scheduled to expire in 2015 and, in doing so, increasing the weighted average remaining lease term for our portfolio; and

•	proactively addressing deteriorating business conditions in Russia and Ukraine by reducing our asset exposure in these jurisdictions.

•	Building our aircraft leasing joint venture with Ontario Teachers’ Pension Plan to $545 million in total assets at year end 2014.

•	Maintaining our high level of aircraft utilization of 99.6% and net cash interest margins of 10.0%(1).

•	Accessing the debt financing markets on attractive terms and improving the quality of our capital structure, including reducing the cash interest expense considerably during the course of the year.

In addition, total return to shareholders in 2014 was 16.4%, ahead of the total shareholder return of the S&P 500 of 13.7%. Each of our named executive officers met or exceeded their individual performance goals for 2014.

(1)	A reconciliation between non-GAAP performance metrics and GAAP results is included as Appendix A to this proxy statement.

Based on these factors, and the corporate performance achievement of 121.2%, the Compensation Committee took the following actions:

Named Executive Officer	Incentive Compensation(1)	Rationale

Ron Wainshal	$735,100 cash, $1,470,181 restricted share grant and $444,716 special restricted share grant	Mr. Wainshal provided strong overall leadership and drove the Company’s strategy. He also guided our portfolio management approach, worked closely with our key stakeholders and shaped the Company’s approach to the financial markets.

Michael Inglese	$614,800 cash, $614,793 restricted share grant and $200,000 special restricted share grant	Mr. Inglese led the Company’s financing, investor relation and corporate planning efforts. He was also responsible for the IT department and, following the departure of our Chief Operating Officer, the human resources function. His work resulted in the Company completing several important debt financing transactions which significantly reduced our debt costs while enhancing our financial flexibility. He also made significant contributions towards the Company’s strategic plan.

Michael Kriedberg	$614,800 cash, $614,793 restricted share grant and $200,000 special restricted share grant	Mr. Kriedberg led the Company’s aircraft acquisitions, placements and sales efforts. In this regard, Mr. Kriedberg played a key role in directing the Company’s considerable investment, sales and placement activity, including completing $1.8 billion in aircraft acquisitions, selling 49 aircraft and placing a considerable number of aircraft on lease throughout the year. These efforts reshaped and improved the quality of our portfolio considerably.

Christopher Beers	$365,000 cash and $25,001 special restricted share grant	Mr. Beers joined the Company in November of 2014. In his relatively short time with the Company, Mr. Beers quickly took on a strong leadership role and helped implement important improvements in our operations and governance processes, including implementing our management reorganization following the departure of our Chief Operating Officer. His efforts were also critical in helping guide a surge in transaction activity during the fourth quarter of 2014.

Joseph Schreiner	$244,780 cash and $96,527 restricted share grant	Mr. Schreiner led the Company’s technical efforts and played an important role in the Company’s success in redeploying aircraft coming off lease. He also helped develop a very cost-effective engine management program and played an important role in successful end-of-life aircraft dispositions.

(1)	Includes Special Restricted Share Grants. All restricted share grants vest in equal installments on January 1, 2016, 2017 and 2018, subject to the terms and conditions of the Incentive Plan.

How We Make Decisions

Risk.    The Compensation Committee reviews the risks and rewards associated with the Company’s compensation programs. We believe that our compensation programs encourage and reward prudent business judgment and appropriate risk-taking, with the overall goal of building sustainable and profitable growth and enhancing shareholder value.

The Compensation Committee believes that none of our compensation programs create risks that are reasonably likely to have a material adverse impact on the Company. For example, base salary is a fixed amount that does not encourage risk taking. The incentive compensation program, which delivers the majority of total compensation for our named executive officers, contains elements that mitigate risk without detracting from the incentive nature of the program, including:

•	the use of multiple corporate financial performance metrics, rather than relying on a single measure;

•	the use of wide ranges for these financial performance metrics, so that the earning of the awards is not an “all or nothing” proposition;

•

having a large portion of the incentive compensation award for our named executive officers delivered in the form of restricted shares that vest over a three-year period, increasing the focus on longer-term performance and shareholder value growth; and

•	the adoption of robust share ownership guidelines.

In addition, the Compensation Committee has determined that a claw-back policy will be adopted by the Company pursuant to the requirements of the Dodd-Frank Act or other applicable law and the listing requirements of the NYSE, promptly following the adoption of final rules by the SEC, and that incentive compensation awards will be subject to that policy.

Role of Executive Officers.    The Compensation Committee sets the corporate financial metrics at the beginning of the year based on discussions with and recommendations of the Company’s senior management team, and following consultations with other members of the Board. Individual performance goals for the Chief Executive Officer are determined by the Compensation Committee, and the individual performance goals for the other named executive officer are established by the Chief Executive Officer after consultation with the Compensation Committee. Regularly during the year, the Company’s actual performance against the corporate financial metrics is presented to the Compensation Committee by the senior management team and discussed in detail with the Compensation Committee. These discussions are also shared with the full Board on a regular basis.

After the end of the year, the Compensation Committee, together with the Chairman of the Board, reviews its appraisal of our Chief Executive Officer’s performance and its preliminary determination of his performance against the Company’s corporate performance metrics and his individual goals. The Compensation Committee then makes its final decision about the Chief Executive Officer’s compensation after that review. Executive officers have no role in determining the Chief Executive Officer’s compensation. The Chief Executive Officer makes recommendations to the Compensation Committee concerning the incentive compensation based on each other named executive officer’s individual performance. The Compensation Committee makes a final determination of the incentive compensation for each named executive officer after consultation with the Board.

The Compensation Committee has access to competitive market data in evaluating the competitiveness of our overall compensation structure and levels. The Compensation Committee uses such data to develop a general understanding of current compensation practices, but does not rely on such data to provide a strict framework for making compensation decisions.

Share Ownership Guidelines

The Compensation Committee believes that significant common share ownership by management aligns the interests of management with those of the shareholders. Accordingly, the Company has adopted Ownership Guidelines providing for the following levels of share ownership applicable to our Chief Executive Officer, Chief Commercial Officer, Chief Financial Officer and General Counsel (based on the aggregate value of this share ownership as of the date of determination).

Position	Multiple of Base Salary
Chief Executive Officer	6x
Chief Financial Officer	2x
Chief Commercial Officer	2x
General Counsel	2x

The Ownership Guidelines provide for a phase-in period, according to which a relevant officer should satisfy the Ownership Guidelines by the later of March 14, 2017 or the fifth anniversary of his or her initial appointment or promotion. As of March 31, 2015, each of the above officers complied with the Ownership Guidelines.

Tax Implications of Our Compensation

The Compensation Committee considers the tax implications of our compensation programs, including the implications of Section 162(m) of the Internal Revenue Code which limits the deductibility of certain compensation to US$1,000,000 per year for our Chief Executive Officer and for each of the other three most highly compensated named executive officers (other than our Chief Financial Officer) who are employed at year-end. Performance-based compensation may be excluded from this limitation. In May of 2014, our shareholders approved the adoption of the 2014 Plan which, among other things, would allow our annual incentive compensation awards to our named executive officers to be excluded from the limitations of Section 162 (m) and therefore be deductible.

In order for our annual incentive compensation awards for 2014 to be considered “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code and therefore be fully deductible, the Compensation Committee approved an incentive compensation plan for 2014. That plan limits the total amount of incentive compensation that could be awarded to our named executive officers in 2014 to 3% of Cash Flow from Operations before Working Capital, but not in excess of $14,000,000. Our Chief Executive Officer was eligible to receive up to 40% of such amount and our other named executive officers were eligible to receive an aggregate amount up to 60%. The Compensation Committee may grant awards in lesser amounts but not in excess of the plan limits. In addition, any reduction in the amount of one named executive officer’s compensation would not result in an increase in any other named executive officer’s compensation. As determined and certified by the Compensation Committee for 2014, the maximum amount payable to our named executive officers based on our performance was approximately $13,800,000. The Compensation Committee granted incentive compensation awards for 2014 to our named executive officers in lesser amounts than the plan limits, based on the corporate financial metrics and individual performance goals described in greater detail above in the sections entitled “Pay for Performance” and “2014 Compensation.” The awards granted to our Chief Executive Officer and other named executive officers for 2014 were $6,240,491, only 44.6% of the maximum amount permitted under the plan.

Last Year’s Say on Pay Vote

At our 2014 Annual Meeting, our shareholders were provided with the opportunity to cast an advisory vote on the compensation of our named executive officers in 2013. The Company’s say on pay vote yielded a 96% approval. Notwithstanding this favorable vote, we continue to seek input from our shareholders to understand their views with respect to the Company’s approach to compensation, and in particular in connection with the Compensation Committee’s efforts to tie compensation to performance. Dialogue with our investors provides meaningful feedback to management and to the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

During 2014, the Compensation Committee of the Board was composed of Messrs. Hacker, Merriman and Pollard and Ms. Mura. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executives serve on our Board or on the Compensation Committee that require disclosure under applicable SEC regulations.

Compensation Overview

The table below sets forth information regarding 2014, 2013 and 2012 compensation for each of our named executive officers, presenting each bonus and stock grant for the service year with respect to which it was earned, as opposed to the year in which such bonus and stock grants were actually awarded. Note that the SEC-required Summary Compensation Table (shown on page 26) requires disclosure of equity-based grants in the year they were awarded, even if they were in respect of service in a prior year. Therefore, if an incentive award was earned in respect of service in one fiscal year, but paid in the subsequent fiscal year it would be included as compensation in the subsequent fiscal year in the Summary Compensation Table.

The presentation below reflects how our Compensation Committee views year-over-year changes to the compensation for our named executive officers. It is important to recognize that the way the Compensation Committee presents compensation for our named executive offices in the table below is different from the SEC-required disclosure in the Summary Compensation Table and is not a substitute for the information in that table. Rather, it is intended to show how the Compensation Committee reviews total compensation for our named executive officers across different periods during its decision-making process.

Name and Principal Position	Fiscal Year	Salary (US$)	Cash Bonus (US$)	Equity Incentive Awards (US$)(1)	All Other Compensation (US$)(2)	Total (US$)
Ron Wainshal
Chief Executive Officer	2014	600,000	735,100	1,914,897	146,712	3,396,709
	2013	600,000	600,000	1,699,998	120,482	3,020,480
	2012	600,000	510,000	1,019,988	112,881	2,242,869
Michael Inglese
Chief Financial Officer	2014	491,667	614,800	814,793	60,008	1,981,268
	2013	435,609	575,000	575,025	51,159	1,636,793
	2012	400,000	400,000	400,004	47,765	1,247,769
Michael Kriedberg
Chief Commercial Officer	2014	500,000	614,800	814,793	153,496	2,083,089
	2013	346,795	530,000	529,977	106,779	1,513,551
Christopher Beers(3)
General Counsel	2014	66,667	365,000	25,001	10,413	467,081

Joseph Schreiner
Executive Vice President, Technical	2014	285,417	244,780	96,527	18,031	644,755
	2013	275,000	214,900	76,577	16,874	583,351
	2012	275,000	181,000	53,994	16,674	526,668

(1)

The amounts reported in the “Equity Incentive Awards” column of the table above for 2014, 2013 and 2012 reflect the aggregate fair value on the grant date of the stock awards granted to our named executive officers determined in accordance with FASB ASC Topic 718.

(2)

The amounts reported in “All Other Compensation” column represent dividends paid on unvested shares, Company contributions made during 2014 to each named executive officer’s 401(k) plan account and certain insurance premiums paid by the Company.

(3)	Mr. Beers was appointed as our General Counsel in November 2014.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board is comprised of four Independent Directors and operates pursuant to a written charter, which is available at http://www.aircastle.com under “Investors – Corporate Governance.”

The Compensation Committee is primarily responsible for reviewing, approving and overseeing the Company’s compensation plans and practices and works with management to establish the Company’s executive compensation philosophy and programs. The members of the Committee at the end of 2014 were Charles W. Pollard (Chair), Douglas A. Hacker, Ronald L. Merriman and Agnes Mura.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on that review and discussion, has recommended to the Board that it be included in this proxy statement.

Respectfully submitted,

The Compensation Committee

Charles W. Pollard, Chair
Douglas A. Hacker
Ronald L. Merriman Agnes Mura

Summary Compensation Table for 2014

The table below sets forth information regarding 2014, 2013 and 2012 compensation for each of our named executive officers. It is important to recognize that the SEC-required disclosure in the Summary Compensation Table (below) is different than the way the Compensation Committee considers compensation for our named executive offices during its decision-making process, which is set forth in the “Compensation Overview” table on page 24.

Name and Principal Position	Fiscal Year	Salary (US$)	Non-Equity Incentive Plan Compensation (US$)	Stock Awards (US$)(1)		All Other Compensation (US$)(2)	Total (US$)
Ron Wainshal
Chief Executive Officer	2014 2013 2012	600,000 600,000 600,000	735,100 600,000 510,000	1,699,998 1,019,988 1,002,800	(3)	146,712 120,482 112,881	3,181,810 2,340,470 2,225,681
Michael Inglese
Chief Financial Officer	2014 2013 2012	491,667 435,609 400,000	614,800 575,000 400,000	575,025 400,004 334,271	(3)	60,008 51,159 47,765	1,741,500 1,461,772 1,182,036
Michael Kriedberg
Chief Commercial Officer	2014 2013	500,000 346,795	614,800 530,000	529,977 2,404,800	(3) (4)	153,496 106,779	1,798,273 3,388,374
Christopher Beers
General Counsel	2014	66,667	365,000	863,100	(5)	10,413	1,305,180

Joseph Schreiner
Executive Vice President, Technical	2014 2013 2012	285,417 275,000 275,000	244,780 214,900 181,000	76,577 53,994 49,161	(3)	18,031 16,874 16,674	624,805 560,768 521,835

(1)

The amounts reported in this column for 2014, 2013 and 2012 reflect the aggregate fair value on the grant date of the stock awards granted to our named executive officers determined in accordance with FASB ASC Topic 718. For a summary of the assumptions made in the valuation of these awards, please see Note 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. See “Grants of Plan-Based Awards” below for additional information regarding restricted share grants made to our named executive officers in 2014.

(2)

The amounts reported in this column consist of (i) the following dividend payments made by the Company on unvested restricted common shares for each named executive officer in 2014: Mr. Wainshal US$134,672; Mr. Inglese US$47,592; Mr. Kriedberg US$141,320; Mr. Beers US$9,900; and Mr. Schreiner US$6,461; and (ii) Company contributions made during 2014 to each named executive officer’s 401(k) plan account and certain insurance premiums paid by the Company.

(3)

Represents stock awards granted in 2014 in respect of performance for fiscal 2013. Stock awards in respect of performance for fiscal 2014 were approved by the Compensation Committee and communicated to the named executive officers in February 2015. The aggregate grant date fair value of stock awards in respect of performance in fiscal year 2014, which vest over three years and were communicated in February 2015 are as follows: Mr. Wainshal US$1,914,897; Mr. Inglese US $814,793; Mr. Kriedberg US$814,793; Mr. Beers US$25,001; and Mr. Schreiner US$96,527.

(4)

In connection with his appointment as our Chief Commercial Officer in April 2013, Mr. Kreidberg received a grant of 180,000 restricted common shares, vesting in one-fifth increments each January 1, commencing January 1, 2014.

(5)

In connection with his appointment as our General Counsel in November 2014, Mr. Beers received a grant of 45,000 restricted common shares, vesting in one-fifth increments each January 1, commencing January  1, 2016.

GRANTS OF PLAN-BASED AWARDS FOR 2014

The following table sets forth information regarding the cash portion of our incentive compensation program for 2014 and restricted share grants made to our named executive officers under the Incentive Plan during the year ending December 31, 2014:

Name	Grant Date(1)	Date of Comp. Comm. Action(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)		Grant Date Per Share Fair Value (US$)(1)	Grant Date Fair Value of Stock Awards (US$)(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)
							Threshold (US$)	Maximum (US$)
Ron Wainshal	2/21/2014	2/21/2014	90,909		18.70	1,699,998	—	5,600,000
Michael Inglese	2/21/2014	2/21/2014	30,750		18.70	575,025	—	2,100,000
Mike Kriedberg	2/21/2014	2/21/2014	28,341		18.70	529,977	—	2,100,000
Christopher Beers	11/3/2014	11/3/2104	45,000	(3)	19.18	863,100	—	2,100,000
Joseph Schreiner	2/21/2014	2/21/2014	4,095		18.70	76,577	—	2,100,000

(1)

Represents stock awards granted in 2014 in respect of performance for fiscal 2013. Stock awards in respect of performance for fiscal 2014 were approved by the Compensation Committee and communicated to the named executive officers in February 2015. The aggregate grant date fair value of stock awards in respect of performance for fiscal year 2014, which vest over three years and were communicated in February 2015 are as follows: Mr. Wainshal US$1,914,897; Mr. Inglese US$814,793; Mr. Kriedberg US$814,793; Mr. Beers US$25,001; and Mr. Schreiner US$96,527.

(2)

The maximum represents the highest possible amount of cash incentive compensation that could be paid to our named executive officers under our incentive compensation described above in the section entitled “Tax Implications of Our Compensation”. The maximum amount could then be allocated as follows: up to 40% to our CEO and up to 60% among the other named executive officers. Under this program, the Compensation Committee is free to grant awards up to the maximum amount, or grant no awards at all even if performance metrics are achieved. Thus, there is no minimum amount payable. The actual amount of cash incentive compensation paid to our named executive officers with respect to performance in 2014 is reported in the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Table” and described in greater detail above in the section entitled “2014 Compensation.”

(3)

In connection with his appointment as our General Counsel in November 2014, Mr. Beers received a grant of 45,000 restricted common shares, vesting in one-fifth increments each January 1, commencing January 1, 2016.

Employment Agreements with Named Executive Officers

Through our subsidiary, Aircastle Advisor LLC, we have entered into an employment agreement or employment letter with each of our named executive officers. These employment agreements or letters generally provide for payment of an annual base salary and the executives’ eligibility to receive an annual cash bonus with, in the case of Messrs. Wainshal, Inglese, Kriedberg and Beers, indicated target annual cash bonus and equity incentive award levels. In addition, the employment letters provide that each executive is entitled to receive the same employee benefits as we provide to our employees generally.

Each employment letter provides that the named executive officer is employed “at-will” and may be terminated at any time and for whatever reason by either us or him. A summary of the payments and benefits to be provided to the named executive officers upon a termination of employment, along with a description of the restrictive covenants applicable to each executive, is set forth below in the section entitled “Potential Payments upon Termination or Change in Control.”

Restricted Share Provisions in the Incentive Plan

Change in Control.    Subject to applicable law, in the event of a change in control, as defined in the plan, certain other corporate transactions, changes in corporate structure, special dividends and similar corporate events, the plan administrator has discretion to cancel any outstanding restricted shares, in exchange for payment in cash or other property. Unless otherwise determined by the plan administrator and evidenced in an award agreement, if (i) a change in control transaction occurs that includes a continuation, assumption or substitution of certain awards under the plan, and either (ii) a plan participant’s employment is terminated by the employer other than for cause within the 12 months following the change in control or (iii), in the case of participants who are entitled to receive severance under an employment agreement upon termination by the participant for good reason (as defined in the participant’s employment agreement), upon such a termination for good reason within the 12 months following a change in control, then the restrictions will lapse with respect to any outstanding restricted shares.

Rights of Participants.    Participants with restricted shares generally have all of the rights of shareholders, including the right to vote the shares and the right to receive dividends at the same rate paid to other holders of common shares. Subject to the provisions of the plan and applicable award agreement, the plan administrator has sole discretion to provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances, including, but not limited to, the attainment of certain performance goals or a participant’s termination of employment or service. Upon a participant’s death or disability, the vesting of that participant’s unvested restricted shares will accelerate.

Adjustments.    In the event of a merger, amalgamation, consolidation, reorganization, recapitalization, bonus issue, share dividend or other change in corporate structure affecting the common shares, the plan administrator may, subject to certain limitations, make an equitable substitution or proportionate adjustment in, among other things, the kind, number and purchase price of common shares subject to outstanding awards of restricted shares or other share-based awards granted under the plan. In addition, the plan administrator, in its discretion, may terminate all awards (other than fully vested restricted shares, deferred shares and performance shares) with the payment of cash or in-kind consideration.

Repurchase of Shares for Withholding Taxes upon Vesting.    The plan gives the plan administrator the authority to permit a participant to satisfy any federal, state or local withholding taxes due upon vesting of restricted shares by electing to have the Company repurchase a sufficient number of common shares, at Fair Market Value (as defined in the plan) on the day of vesting. During 2014, certain of our named executive officers and five directors, Ms. Mura and Messrs. Bisignani, Hacker, Merriman and Pollard, made such an election of a sufficient number of shares, and the plan administrator approved such elections.

Restricted Share Agreements.    The restricted share agreements with each of Messrs. Wainshal, Inglese, Kriedberg and Beers provide that if his employment with the Company is terminated by the Company without “cause” (as defined in his employment agreement) or, if applicable, by the executive with “good reason” (as defined in his employment agreement), then the shares, if any, that are not vested as of the date of such termination will be paid out according to the original vesting schedule subject to the executive’s execution of a separation agreement which includes a general release of claims. In the event that the executive’s employment is terminated by the Company without cause or by the executive for good reason, in each case within 120 days prior to or within 12 months following a Change of Control, then 100% of the shares, if any, that are not vested as of the date of such termination shall immediately vest. The restricted share agreements with Mr. Schreiner provide that if his employment is terminated without “cause,” as defined in the plan, the restricted shares which are due to vest at the next vesting date under the agreement will immediately vest, and if such a termination occurs within 12 months following a change in control, all of the restricted shares that are unvested as of the termination will immediately vest.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2014

The following table summarizes the unvested portion of the restricted share grants of our named executive officers under the Incentive Plan, as of December 31, 2014:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (US$)(1)
Ron Wainshal	164,234	(2)	3,509,681
Michael Inglese	58,039	(3)	1,240,293
Michael Kriedberg	172,341	(4)	3,682,927
Christopher Beers	45,000	(5)	961,650
Joseph Schreiner	7,879	(6)	168,374

(1)	Valued at a common share price of US$21.37, the reported closing price for our common shares on the NYSE on December 31, 2014, the last trading day of 2014.

(2)	These 164,234 restricted shares vest in increments of 79,429, 54,502 and 30,303 each January 1, commencing January 1, 2015.

(3)	These 58,039 restricted shares vest in increments of 28,049, 19,740 and 10,250 each January 1, commencing January 1, 2015.

(4)	These 172,341 restricted shares vest in increments of 45,447, 45,447, 45,447 and 36,000 each January 1, commencing January 1, 2015.

(5)

In connection with his appointment as our General Counsel in November 2014, Mr. Beers received a grant of 45,000 restricted common shares, vesting in one-fifth increments each January 1, commencing January 1, 2016.

(6)	These 7,879 restricted shares vest in increments of 3,868, 2,646 and 1,365 each January 1, commencing January 1, 2015.

STOCK VESTED FOR 2014

The following table summarizes restricted share grants of our named executive officers that vested during the year ending December 31, 2014:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (US$)(1)
Ron Wainshal	82,995	1,590,184
Michael Inglese	29,089	557,345
Michael Kriedberg	36,000	689,760
Christopher Beers(2)	—	—
Joseph Schreiner	4,196	80,395

(1)

The aggregate dollar value realized is calculated based on the US$19.16 per share price of our common shares on December 31, 2013, the last business day preceding the vesting date, which was January 1, 2014.

(2)	Mr. Beers became the General Counsel of the Company in November 2014.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table and summary set forth potential amounts payable to our named executive officers upon termination of employment or a change in control, as defined below. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems such action advisable. The table below reflects amounts payable to our named executive officers assuming termination of employment on December 31, 2014, with equity-based amounts valued US$21.35 per common share, the reported closing price for our common shares on the NYSE on December 31, 2014:

Circumstances of Termination

Name/Benefit	Voluntary resignation by executive (US$)	Termination by us for cause (US$)	Termination by us without cause (US$)	Termination by us without cause or by executive for good reason following change in control (US$)(1)	Termination by executive for good reason (US$)	Normal retirement (US$)	Disability (US$)	Death (US$)
Ron Wainshal
Cash Severance	—	—	1,200,000	2,400,000	1,200,000	—	—	—
Pro-rata Bonus	—	—	600,000	600,000	600,000	—	600,000	600,000
COBRA Reimbursement	—	—	26,671	26,671	26,671	—	—	—
Vacation	64,615	64,615	64,615	64,615	64,615	64,615	64,615	64,615
Market Value of Accelerated Vesting of Restricted Shares.	—	—	3,509,681	3,509,681	3,509,681	—	3,509,681	3,509,681
Michael Inglese
Cash Severance	—	—	1,000,000	2,000,000	1,000,000	—	—	—
Pro-rata Bonus	—	—	500,000	500,000	500,000	—	500,000	500,000
COBRA Reimbursement	—	—	26,671	26,671	26,671	—	—	—
Vacation	53,846	53,846	53,846	53,846	53,846	53,846	53,846	53,846
Market Value of Accelerated Vesting of Restricted Shares	—	—	1,240,293	1,240,293	1,240,293	—	1,240,293	1,240,293
Michael Kriedberg
Cash Severance	—	—	1,000,000	2,000,000	1,000,000	—	—	—
Pro-rata Bonus	—	—	500,000	500,000	500,000	—	500,000	500,000
COBRA Reimbursement	—	—	26,671	26,671	26,671	—	—	—
Vacation	38,462	38,462	38,462	38,462	38,462	38,462	38,462	38,462
Market Value of Accelerated Vesting of Restricted Shares	—	—	3,682,927	3,682,927	3,682,927	—	3,682,927	3,682,927
Christopher Beers
Cash Severance	—	—	730,000	1,460,000	730,000	—	—	—
Pro-rata Bonus	—	—	365,000	365,000	365,000	—	365,000	365,000
COBRA Reimbursement	—	—	26,671	26,671	26,671	—	—	—
Vacation	43,077	43,077	43,077	43,077	43,077	43,077	43,077	43,077
Market Value of Accelerated Vesting of Restricted Shares(2)	—	—	961,650	961,650	961,650	—	961,650	961,650
Joseph Schreiner
Cash Severance	—	—	—	—	—	—	—	—
Pro-rata Bonus	—	—	—	—	—	—	—	—
COBRA Reimbursement	—	—	—	—	—	—	—	—
Vacation	29,615	29,615	29,615	29,615	29,615	29,615	29,615	29,615
Market Value of Accelerated Vesting of Restricted Shares	—	—	82,659	168,374	—	—	168,374	168,374

(1)

As described below, the total amount of payments for each named executive officer may be subject to reduction to the extent necessary to avoid an excise tax under Section 4999 of the Internal Revenue Code.

(2)

In connection with his appointment as our General Counsel in November 2014, Mr. Beers received a grant of 45,000 restricted common shares, vesting in one-fifth increments each January 1, commencing January 1, 2016.

As described above in the section entitled “Employment Agreements with Named Executive Officers,” we, through our subsidiary, Aircastle Advisor LLC, have entered into employment letters with our named executive officers which set forth certain terms and conditions of their employment relating to termination and termination payments.

Under the employment agreements for Messrs. Wainshal, Inglese, Kriedberg and Beers:

•

if the employment of such named executive officer is terminated without “cause” or with “good reason” (as defined in such employment agreement), and if he signs a general release of claims and complies with the covenants described below, then he will be entitled to receive (i) an amount equal to the sum of the base salary and target annual cash bonus for the year of termination, payable over a one-year period (two times such amount and payable in a lump sum if the termination occurs within 120 days prior to or within one year following a “change in control” as defined in such employment agreement), (ii) a pro-rata annual bonus for the year of termination, (iii) reimbursement of COBRA premiums for up to 12 months and (iv) continued vesting of all outstanding equity awards pursuant to their original vesting schedule (immediate vesting and payment of all outstanding equity awards in the event of a “change in control”);

•

if any amounts to be paid to such named executive officer would constitute “excess parachute payments” subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the amount will be reduced to the extent necessary to avoid the excise tax; however, in the case of Mr. Wainshal and, in certain cases Mr. Kriedberg, only if such reduction results in a higher after-tax payment to him; and

•

such named executive officer covenants not to compete with Aircastle for six months following termination of his employment for any reason and will not solicit the employees of Aircastle or the clients or customers of Aircastle for competing business, in each case, for a period of 12 months following termination.

Mr. Schreiner’s employment letter provides that he will not compete with us during his employment, and, through the end of the one-year period following his termination of employment, he will not solicit or encourage any of our then current employees or independent contractors to leave the employment or other service of the Company or hire any employee or independent contractor who has left the employment or other service of the Company within the one-year period following his termination of employment. In accordance with the restricted share agreement, if we terminate his employment without “cause,” as defined in the Incentive Plan, the restricted shares which are due to vest at the next vesting date under the agreement will immediately vest, and if such a termination occurs within 12 months following a change in control, all of the restricted shares that are unvested as of the termination will immediately vest.

Equity Compensation Plan Information

The table below sets forth certain information as of December 31, 2014, the last day of the fiscal year, for (i) all equity compensation plans previously approved by our shareholders and (ii) all equity compensation plans not previously approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	2,451,643
Equity compensation plans not approved by security holders	—	—	—

Total			2,451,643

On March 14, 2014, the Board of Directors adopted the Aircastle Limited 2014 Omnibus Incentive Plan (or the 2014 Plan). The 2014 Plan was approved by shareholders at the Company’s 2014 Annual General Meeting of Shareholders on May 22, 2014. The 2014 Plan replaced the 2005 Plan for awards granted after the effective date.

The maximum number of common shares reserved for issuance under the 2014 Plan is 2,500,000 common shares, which includes 713,540 common shares remaining under the 2005 Plan which became available for reuse following the adoption of the 2014 Plan. Awards outstanding under the 2005 Plan in the amount of 572,977 will continue to vest subject to the terms and conditions of the 2005 Plan and the applicable awards agreements.

We granted awards under the 2014 Plan covering 48,357 common shares,

AUDIT COMMITTEE REPORT

The Audit Committee reviewed our audited 2014 financial statements and discussed them with Aircastle’s management, addressing, among other things, the quality and the acceptability of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity and completeness of disclosures. Our independent registered public accounting firm, Ernst & Young, or EY, is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on its audit of the financial statements. The Audit Committee monitors and reviews the audit. The Audit Committee also reviewed and discussed with EY the audited financial statements and the matters required by Auditing Standard No. 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board and other matters the Committee deemed appropriate.

The Audit Committee has received the written disclosures and the letter from EY required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, as modified or supplemented, and has discussed with Ernst & Young its independence. The Audit Committee also considered whether the independent auditors’ provision of other, non-audit related services to Aircastle is compatible with maintaining such auditors’ independence.

Based on its discussions with management and EY, and its review of the representations and information provided by management and EY, the Audit Committee recommended to the Board that the audited financial statements be included in Aircastle’s Annual Report on Form 10-K for the year ended December 31, 2014. In addition, the Audit Committee has also recommended, subject to shareholder approval, the appointment of EY as the Company’s Independent Registered Public Accounting Firm for the fiscal year ended December 31, 2015.

Respectfully submitted,

The Audit Committee

Ronald L. Merriman, Chair

Ronald W. Allen

Michael J. Cave

Douglas A. Hacker

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of material provisions of certain transactions we have entered into with our executive officers, directors or 5% or greater shareholders. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

Marubeni Corporation Shareholder Agreement Amendment

On February 18, 2015, the Company, Marubeni and a subsidiary of Marubeni entered into an amendment and restatement of the Shareholder Agreement, which (1) modified the terms of the Shareholder Agreement to immediately permit acquisitions by Marubeni and its affiliates of voting securities of the Company in the secondary market pursuant to a Rule 10b5-1 plan that would result in Marubeni and its affiliates collectively holding more than 21.0% but no more than 27.5% of the voting power of the Company and (2) extended the term of the standstill provision of the Shareholder Agreement by 18 months to January 2025. Based on the current ownership of our common shares by Marubeni and the current size of our board of directors, Marubeni is entitled to designate three directors for election to our board of directors in accordance with the Shareholder Agreement.

Joint Venture with Ontario Teachers’ Pension Plan

On December 19, 2013, the Company and an affiliate of Ontario Teachers’ Pension Plan (“Teachers’ ”) formed a joint venture (the “JV”), in which we have a 30% equity interest, to invest in leased aircraft. Teachers’ holds more than 9.7% of our outstanding common shares. During 2014, we sold two Boeing 777-300ER aircraft and one Embraer E195 aircraft, all of which we had acquired during 2014, to the JV; these transactions were approved by our Audit Committee as arm’s length related person transactions under our related person agreement. The assets and liabilities of this joint venture are off our balance sheet and we record our net investment under the equity method of accounting. As of December 31, 2014, the joint venture’s total assets were $545 million.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

In April 2007, our Board adopted a Policy and Procedures with Respect to Related Person Transactions, our Related Person Policy. Pursuant to the terms of the Related Person Policy, the Audit Committee must review and approve in advance any related person transaction, other than those that are pre-approved pursuant to pre-approval guidelines or rules that may be established by the Audit Committee to cover specific categories of transactions, including the guidelines described below. All Related Persons, as defined below, are required to report to our legal department any such related person transaction prior to its completion, and the legal department will determine whether it should be submitted to the Audit Committee for consideration.

Our Related Person Policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company or any of its subsidiaries was, is or will be a participant, in which the amount involved exceeds US$120,000, and in which any Related Person had, has or will have a direct or indirect material interest.

A Related Person is any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Proposal No. 1

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The first proposal is to elect four Class III directors to serve until the 2018 annual general meeting of Aircastle or until their office shall otherwise be vacated pursuant to our Bye-laws.

The Nominating and Corporate Governance Committee works with the Board to determine the appropriate and necessary characteristics, skills and experience of the Board, both as a whole and with respect to its individual members. While the committee does not specifically set any minimum skills that a candidate must have prior to consideration, the committee thoroughly examines a candidate’s understanding of marketing, finance and other elements relevant to the success of a publicly traded company in our business and his or her educational and professional background. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s participation in and contributions to the activities of the Board. The Nominating and Corporate Governance Committee recommended to the Board, and the Board unanimously approved, the nomination of the following as Class III directors:

Name	Age	Position
Giovanni Bisignani	68	Class III Director
Ryusuke Konto	59	Class III Director
Gentaro Toya	56	Class III Director
Peter V. Ueberroth	77	Class III Director

Biographical information regarding these nominees, including a description of the particular experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and Board to conclude that each nominee should serve on the Board, is described above on pages 4-6. The participation of these nominees in committee work is described in “Corporate Governance – Committees of the Board,” above, and their ownership of common shares is described in “Corporate Governance – Security Ownership of Certain Beneficial Owners and Management,” also above.

Our Board currently consists of 12 directors; the maximum permitted under the Bye-laws, and is divided into three classes of directors. The current terms of the Class I, Class II and Class III directors will expire in 2016, 2017 and 2015, respectively. The Board unanimously proposes as nominees for election at the Annual Meeting the four existing Class III directors, Messrs. Bisignani, Konto, Toya and Ueberroth. If elected at the Annual Meeting, the Class III directors will hold office from election until the 2018 annual general meeting of Aircastle or until their office shall otherwise be vacated pursuant to our Bye-laws. If any of the nominees becomes unavailable or unwilling to serve, an event that the Board does not presently expect, we will vote the shares represented by proxies for the election of directors for the election of such other person(s) as the Board may recommend.

The Board recommends that you vote FOR the above-named nominees to serve as our directors until the 2018 annual general meeting of Aircastle or until their office shall otherwise be vacated pursuant to our Bye-laws. Unless otherwise instructed, we will vote all proxies we receive FOR Messrs. Bisignani, Konto, Toya and Ueberroth.

Proposal No. 2

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (WHICH CONSTITUTES THE AUDITOR FOR PURPOSES OF BERMUDA LAW) AND THE AUTHORIZATION OF THE DIRECTORS OF AIRCASTLE LIMITED, ACTING BY THE AUDIT COMMITTEE, TO DETERMINE THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES.

(Item 2 on Proxy Card)

The Audit Committee Charter, as well as Section 301 of the Sarbanes-Oxley Act, Rule 10A-3(b)(2) under the Exchange Act and the related NYSE listing standards, require that the audit committee shall be directly responsible for the appointment and retention of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the listed issuer. In accordance with these requirements, the Audit Committee and the Board recommend that the shareholders appoint the firm of EY, to be the Company’s independent registered public accounting firm (which constitutes the auditor for the purpose of Bermuda law) for fiscal year 2015 and to authorize the directors of the Company, acting by the Audit Committee, to determine the independent registered public accounting firm’s fees. EY was also the Company’s independent registered public accounting firm for 2014. Before selecting EY, the Audit Committee carefully considered EY’s qualifications as the registered public accounting firm for Aircastle. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The committee has expressed its satisfaction with EY in all of these respects. The committee’s review included inquiry concerning any litigation involving EY and any proceedings by the SEC against the firm.

The Audit Committee also oversees the work of EY, and EY reports directly to the Audit Committee. The Audit Committee also reviews and approves EY’s annual engagement letter, including the proposed fees, and determines or sets the policy regarding all audit, and all permitted non-audit, engagements and relationships between Aircastle and EY. The Audit Committee also reviews and discusses with EY their annual audit plan, including the timing and scope of audit activities, and monitors the progress and results of the plan during the year. Representatives of EY will be present and available to answer questions at the Annual Meeting and are free to make statements during the Annual Meeting.

Audit Fees, Audit Related Fees, Tax Fees and All Other Fees.

In connection with the audit of the 2014 financial statements, the Company entered into an engagement letter with EY which set forth the terms by which EY has performed audit services for the Company. The following summarizes the fees paid by us to EY for professional services rendered in 2014 and 2013:

	2014		2013
Audit Fees(1)	US$	2,254,700	US$	2,318,150
Audit-Related Fees		—		—
Tax Fees(2)	US$	634,000	US$	552,000
All Other Fees(3)	US$	3,300	US$	3,300

(1)

Represents fees for the audit of the Company’s consolidated financial statements and internal control over financial reporting, the reviews of interim financial statements included in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, certain Current Reports on Form 8-K, audits of subsidiaries required under the terms of certain of our debt agreements, consultations concerning financial accounting and reporting standards, statutory audits and services rendered relating to the Company’s registration statements.

(2)	Represents fees related primarily to assistance with tax compliance matters, including international, federal and state tax return preparation, and consultations regarding tax matters.

(3)	Represents subscription fees to EY Global Accounting and Auditing Information Tool.

Audit Committee Pre-Approval Policies and Procedures.

The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee or one of its members of all services performed by the Company’s independent registered public accounting firm and related fee arrangements. In the early part of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated, and the related fees, to be rendered by these firms during the year. In addition, pre-approval by the Audit Committee or one of its members is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee pursuant to the Sarbanes-Oxley Act. In accordance with this policy, the Audit Committee pre-approved all services to be performed by the Company’s independent registered accounting firm.

The Board recommends that you vote FOR the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2015 and the authorization of the directors of Aircastle Limited, acting by the Audit Committee, to determine the independent registered public accounting firm’s fees.

Proposal No. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item 3 on Proxy Card)

The Dodd-Frank Act requires that we provide our shareholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement on page 21 in accordance with the SEC’s rules.

In considering their vote, shareholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 16-31, as well as the discussion regarding the Compensation Committee on page 10.

Our primary compensation goals for our named executive officers are to attract, motivate and retain the most talented and dedicated executives and to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of annual and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The Compensation Committee has developed compensation programs that strongly tie executive pay to Company performance and our compensation program rewards employees for delivering in two areas:

•

Achievement of corporate financial metrics, focused on operational and financial performance, in the form adjusted return on equity, cash flow per share, and sustainable growth through new investments.

•	Achievement of individualized performance goals set at the beginning of each year.

We believe that the Company’s executive compensation programs have been effective at promoting the achievement of positive results, appropriately aligning pay and performance, and enabling the Company to attract and retain very talented executives while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

We are asking our shareholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to express your views on our fiscal year 2014 executive compensation policies and procedures for named executive officers. This vote is not intended to address any specific item of compensation; rather, the vote relates to the overall compensation of our named executive officers and the policies and procedures described in this proxy statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Aircastle Limited approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2015 Annual General Meeting of Shareholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Although this is an advisory vote which will not be binding on the Compensation Committee or the Board, we will carefully review the results of the vote. The Compensation Committee will consider our shareholders’ concerns and take them into account when designing future executive compensation programs.

The Board recommends that you vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

OTHER MATTERS

As of the mailing date of this proxy statement, the Board knows of no other matters to be brought before the Annual Meeting. If matters other than the ones listed in this proxy statement arise at the Annual Meeting, the persons named in the proxy will vote the shares represented by the proxy according to their judgment.

No person is authorized to give any information or to make any representation not contained in this proxy statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this proxy statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the proxy statement.

CONFIDENTIALITY OF PROXIES

The Company’s policy is that proxies identifying individual shareholders are private except as necessary to determine compliance with law, as necessary to assert or defend legal claims, in a contested proxy solicitation, or in the event that a shareholder makes a written comment on a proxy card or an attachment to it.

SHAREHOLDER PROPOSALS

The Company welcomes comments or suggestions from its shareholders. Under SEC rules, if a shareholder wishes to submit a proposal to be considered for inclusion in our proxy statement for the 2016 Annual General Meeting of Shareholders, the Company must receive the proposal in writing on or before December 12, 2015 unless the date of the 2016 Annual General Meeting of Shareholders is changed by more than 30 days from the date of the last annual general meeting, in which case the proposal must be received no later than a reasonable time before the Company begins to print and send its proxy materials. All proposals must comply with SEC Rule 14a-8 and should be sent to the Secretary of Aircastle Limited, c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, CT 06902.

If a shareholder wishes to submit a proposal for business to be brought before the 2016 Annual General Meeting of Shareholders outside of SEC Rule 14a-8, including with respect to shareholder nominations of directors, notice of such matter must be received by the Company, in accordance with the provisions of the Company’s Bye-laws, no earlier than January 22, 2016 and no later than February 21, 2016. Notice of any such proposal also must include the information specified in our Bye-laws and should be sent to the Secretary of Aircastle Limited, c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, CT 06902. In order for a proposal to be considered “timely” for purposes of Rule 14a-4(c), such proposal must be received no later than February 21, 2016. In addition to our Bye-laws, please see page 10 of this proxy statement for a description of the procedures to be followed by a shareholder who wishes to recommend a director candidate to the Nominating and Corporate Governance Committee for its consideration.

Additionally, under Bermuda law, shareholders holding not less than five percent of the total voting rights or 100 or more shareholders together may require us to give notice to our shareholders of a proposal to be submitted at an annual general meeting. Generally, notice of such a proposal must be received by us at our registered office in Bermuda (located at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda) not less than six weeks before the date of the meeting and must otherwise comply with the requirements of Bermuda law.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may read and copy any reports, statements or other information we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and on the web site maintained by the SEC at www.sec.gov. A copy of our Annual Report on Form 10-K will also be furnished without charge upon written request to Aircastle Limited, c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, CT 06902, Attention: General Counsel, and can also be accessed through our website at www.aircastle.com.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single set of proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or the Company that it or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Aircastle Limited, c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, CT 06902, Attention: General Counsel, or by oral request at (203) 504-1020. Upon receipt of such request, the Company will deliver a separate copy of the proxy material to the shareholder’s address.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2015

The proxy statement and annual report are available at www.aircastle.com/investors.

GENERAL

The Company will pay the costs of preparing, assembling and mailing this proxy statement and the costs relating to the Annual Meeting. In addition to the solicitation of proxies by mail, the Company intends to ask brokers and bank nominees to solicit proxies from their principals and will pay the brokers and bank nominees their expenses for such solicitation.

If you received a paper copy of this proxy statement, please complete, sign, and date the enclosed proxy card and mail it promptly in the enclosed postage-paid envelope. The enclosed proxy card can be revoked at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

By Order of the Board of Directors,

Christopher L. Beers
General Counsel

APPENDIX A

RECONCILIATION OF NON-GAAP MEASURES TO GAAP RESULTS

Adjusted Return on Equity

(Dollars in thousands)	Year Ended December 31, 2014
Net income	$100,828
Loss on extinguishment of debt	36,570
Ineffective portion and termination of cash flow hedges	660
Gain on mark to market of interest rate derivative contracts	(1,130)
Stock compensation expense	4,244
Term Financing No. 1 hedge loss amortization charges	14,854
Securitization No. 1 hedge loss amortization charges	11,616

Adjusted net income	$167,642

2014 Average Stockholders’ Equity(1)	1,660,011
Return on Equity Adjusted	10.1%

(1)	Calculation excludes the fair market value of our derivatives.

Cash Flow per Share

(Dollars and weighted average shares in thousands)	Year Ended December 31, 2014
Net cash provided by operating activities	$458,786
Add back: Changes on certain assets and liabilities:
Accounts receivable	509
Other assets	11,146
Accounts payable, accrued expenses and other liabilities	(1,345)
Lease rentals received in advance	(7,176)

Cash flow from operations before working capital	461,920
Collections on finance leases	10,312
Distributions from our joint venture investment	667

Cash Flow	$472,899

Cash flow per share	$5.84
Weighted average shares	80,977

Net Cash Interest Margin

(Dollars in thousands)	Lease Rental Revenue	Cash Interest Expense	Net Cash Interest Margin	Average NBV of Flight Equipment	Annualized Lease Rental Yield(1)	Annualized Cash Interest / Average NBV of Flight Equipment	Annualized Net Cash Interest Margin(2)
Quarter
Q4 2014	$178,202	$44,458	$133,744	$5,373,733	13.3%	3.3%	10.0%

(1)	Lease rental yield = operating lease rental revenue / average NBV of flight equipment for the period calculated on a quarterly basis, annualized.

(2)

Net cash interest margin = lease rental yield – interest on borrowings, net of settlements on interest rate derivatives, and other liabilities / average NBV of flight equipment for the period calculated on a quarterly basis, annualized.

AIRCASTLE LIMITED

PROXY FOR ANNUAL GENERAL MEETING

May 21, 2015

THIS PROXY IS SOLICITED ON BEHALF OF

AIRCASTLE LIMITED’S BOARD OF DIRECTORS

The undersigned hereby appoints Ron Wainshal and Christopher L. Beers, and each of them, proxies for the undersigned, with full power of substitution, to vote all common shares of Aircastle Limited of which the undersigned may be entitled to vote at the Annual General Meeting of Aircastle Limited in Old Greenwich, CT, on Thursday, May 21, 2015 at 10:00 a.m., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying proxy statement and upon such other business as may properly come before the meeting or any adjournment thereof.

YOUR VOTE IS IMPORTANT!  PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on other side)

AIRCASTLE LIMITED c/o Aircastle Advisor LLC 300 First Stamford Place, 5th Floor Stamford, CT 06902

Aircastle Limited

May 21, 2015

Your proxy card is attached below.

Please read the enclosed proxy statement, then vote and return the card at your earliest convenience.

* FOLD AND DETACH HERE *

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 and 3

Where no voting instructions are given, the shares represented by this Proxy will be VOTED FOR Items 1, 2 and 3

Vote on Proposal No. 1

1.    Election of Directors: Nominees: Giovanni Bisignani, Ryusuke Konto, Gentaro Toya and Peter V. Ueberroth.

FOR all nominees [ ]	WITHHOLD AUTHORITY [ ] to vote for all nominees	FOR all nominees, EXCEPT [ ]

Vote on Proposal No. 2

2.    Appoint Ernst & Young, LLP as the Company’s independent registered public accounting firm (which constitutes the auditor for the purpose of Bermuda law) to audit the Company’s financial statements for fiscal year 2015 and authorize the directors of Aircastle Limited, acting by the Audit Committee, to determine the independent registered public accounting firm’s fees.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

Vote on Proposal No. 3

3.    Advisory vote to approve on executive compensation.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

If other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

Change of Address and/	I PLAN TO ATTEND ANNUAL MEETING. If you
or Comments Mark Here [ ]	check this box to the right an admission
ticket will be sent to you. [ ]

Receipt is hereby acknowledged of Aircastle Limited Notice of Meeting and Proxy Statement.

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the holder is a corporation, execute in full corporate name by authorized officer. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the 2015 Annual General Meeting of Shareholders.

Dated:	, 2015

Signature

Signature

(Please sign, date and return this	Votes MUST be indicated
proxy card in the enclosed envelope.)	in black or blue ink. [x]